Exhibit 10.15
LEASE
By and Between
SI 37, LLC,
a California limited liability company
(“Landlord”)
and
Astera Labs, Inc.,
a Delaware corporation
(“Tenant”)
(2345, 2315 and 2343 N. First Street, San Jose, California)

Dated For Reference Purposes December ___, 2024

TABLE OF CONTENTS

1	PARTIES:		1
2	PREMISES:		1
3	USE:		2
	A.	Permitted Uses:	2
	B.	Uses Prohibited:	2
	C.	Advertisements and Signs:	3
	D.	Covenants, Conditions and Restrictions:	3
	E.	Sustainability Requirements:	4
	F.	Rooftop Rights and Equipment Rights:	4
4	TERM AND RENTAL:		4
	A.	Term; Base Monthly Rent:	4
	B.	Late Charge:	5
	C.	Early Termination Right:	6
5	SECURITY DEPOSIT:		7
	A.	Amount:	7
	B.	Purpose:	7
6	CONSTRUCTION:		8
	A.	Tenant Improvement Construction:	8
	B.	Pricing:	9
	C.	Change Orders:	10
	D.	Tenant Improvement Costs:	10
	E.	Tenant’s Costs and Expenses:	11
	F.	General Contractor Overhead & Profit:	11
	G.	Tenant Delays:	11
	H.	Insurance:	11
	I.	Punch List & Warranty:	12
	J.	Other Work by Tenant:	12
	K.	Certified Access Specialist Inspection:	12
7	ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER		14
	A.	Delivery and Acceptance:	14
	B.	Condition Upon Surrender:	15
	C.	Failure to Surrender:	15
8	ALTERATIONS & ADDITIONS:		16
	A.	General Provisions:	16
	B.	Free From Liens:	17
	C.	Compliance With Governmental Regulations:	17
	D.	Insurance Requirements:	18
9	MAINTENANCE OF PREMISES:		18
	A.	Landlord’s Obligations:	18
	B.	Tenant’s Obligations:	18
	C.	Obligations Regarding Reimbursable Operating Costs:	19
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	D.	Reimbursable Operating Costs:	20
	E.	Tenant’s Allocable Share:	23
	F.	Waiver of Liability:	23
10	INSURANCE:		24
	A.	Tenant’s Use:	24
	B.	Landlord’s Insurance:	24
	C.	Tenant’s Insurance:	24
	D.	Waiver:	25
11	TAXES:		25
12	UTILITIES:		26
13	TOXIC WASTE AND ENVIRONMENTAL DAMAGE:		27
	A.	Use of Hazardous Materials:	27
	B.	Tenant’s Indemnity Regarding Hazardous Materials:	28
	C.	Notice of Release or Violation:	29
	D.	Remediation Obligations:	29
	E.	Environmental Monitoring:	29
14	TENANT’S DEFAULT		30
	A.	Events of Default	30
	B.	Remedies:	30
	C.	Right to Re-enter:	31
	D.	Continuation of Lease:	31
	E.	No Termination:	31
	F.	Non-Waiver:	31
	G.	Performance by Landlord:	32
	H.	Habitual Default:	32
	I.	Consequential Damages.	32
15	LANDLORD’S LIABILITY		32
	A.	Limitation on Landlord’s Liability:	32
	B.	Limitation on Tenant’s Recourse:	33
	C.	Indemnification of Landlord:	33
16	DESTRUCTION OF PREMISES:		34
	A.	Landlord’s Obligation to Restore:	34
	B.	Limitations on Landlord’s Restoration Obligation:	34
	C.	Tenant’s Termination Rights.	34
17	CONDEMNATION:		35
18	ASSIGNMENT OR SUBLEASE:		35
	A.	Consent by Landlord:	35
	B.	Assignment or Subletting Consideration:	37
	C.	No Release:	37
	D.	Reorganization of Tenant:	37
	E.	Permitted Transfers	38
	F.	Effect of Default:	39
	G.	Conveyance by Landlord:	39
	H.	Successors and Assigns:	39
	I.	Sublease Requirements:	39
19	OPTION TO EXTEND AND EXPAND:		40
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	A.	Grant and Exercise of Option:	40
	B.	Determination of Fair Market Rental:	41
	C.	Resolution of a Disagreement over the Fair Market Rental:	41
	D.	Personal to Tenant:	41
	E.	Right of First Refusal:	42
	F.	Expansion Right:	43
20	GENERAL PROVISIONS:		43
	A.	Attorney’s Fees:	43
	B.	Authority of Parties:	43
	C.	Brokers:	44
	D.	Choice of Law:	44
	E.	INTENTIONALLY OMITTED.	44
	F.	Entire Agreement:	44
	G.	Entry by Landlord:	44
	H.	Estoppel Certificates:	45
	I.	Exhibits:	45
	J.	Interest:	45
	K.	Modifications Required by Lender:	45
	L.	No Presumption Against Drafter:	45
	M.	Notices:	46
	N.	Property Management:	46
	O.	Rent:	46
	P.	Representations:	46
	Q.	Rights and Remedies:	46
	R.	Severability:	46
	S.	Submission of Lease:	46
	T.	Subordination:	46
	U.	Survival of Indemnities:	47
	V.	Time:	47
	W.	Transportation Demand Management Programs:	47
	X.	Waiver of Right to Jury Trial:	47
	Y.	General:	48
EXHIBIT “A” – Premises and Project			50
EXHIBIT “B” – Initial Scope of Tenant Improvements			51
EXHIBIT “C” – Tenant Improvement Plans and Specifications			60
EXHIBIT “D” – Form of Acceptance Agreement			61
EXHIBIT “E” – Base Monthly Rent Chart			63
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Basic Lease Information Sheet

1.	Date of Lease (for reference purposes only):	December ___, 2024
2.	Tenant:	Astera Labs, Inc., a Delaware corporation
3.	Tenant’s Address For Notices Prior to Occupancy:	2901 Tasman Drive, Ste. 205Santa Clara, CA 95054 Attn: Legal Department
4.	Tenant’s Address For Notices After Occupancy:	At the Premises Attn: Legal Department With a Copy to: legal@asterlabs.com
5.	Tenant Billing Contact as of the Date of Lease:	At the Premises and accounting@asteralabs.com
6.	Tenant Facility Contact as of the Date of Lease:	At the Premises
7.	Landlord:	SI 37, LLC, a limited liability company
8.	Landlord’s Address:	c/o The Sobrato Organization, LLC 599 Castro Street, Fourth Floor Mountain View, CA 94041
9.	Landlord’s Property Manager Contact as of the Date of Lease:
10.	Premises:	2345, 2315 and 2343 N. First Street San Jose, California 95131 (Section 2)

11.	Rentable Square Footage/Tenant’s Allocable Share:
Rentable Square Footage: Approximately 154,231 square feet, with Tenant leasing (a) the entire building located at 2345 N. First Street containing approximately 110,742 square feet (“2345 Building”), (b) a portion of the ground floor containing 10,581 square feet and 4th floor containing 30,398 square feet of the building located at 2315 N. First Street (“2315 Building”), and (c) the entire historical Emily Horn House located on the Project with an address of 2343 N. First Street containing approximately 2,510 square feet (the “Horn House”).
(Section 2)
Tenant’s Allocable Share of Reimbursable Operating Costs:

Allocable Share of Reimbursable Operating Costs allocable to the 2345 Building and Horn House – 100%

Allocable Share of Reimbursable Operating Costs allocable to the 2315 Building – 36.98%

Allocable Share of Reimbursable Operating Costs allocable to the Project – 68.84%
(Section 9.E)

12.	Estimated Commencement Date:	April 1, 2025, subject to the provisions of Section 4.A and Article 6 (Section 4.A)
13.	Reimbursable Operating Costs and Management Fees:	Payable commencing on the Commencement Date (Section 4.A)
14.	Estimated Expiration Date:	September 30, 2032 (Section 4.A)
15.	Term:
Initial Term: Ninety (90) months, subject to (a) the provisions of Section 4.A, and (b) possible extension pursuant to Section 19.E if Tenant exercises the Right of First Refusal.
(Section 4.A)
Option Terms: Two (2) consecutive terms of sixty (60) months each

Option Term Notice Period: No earlier than fifteen (15)
months nor later than twelve (12) months prior to the date the Lease Term would otherwise expire
(Section 19)

16.	Base Monthly Rent:	See Base Monthly Rent Chart attached hereto as Exhibit E and incorporated herein. (Section 4.A)
17.	Reimbursable Operating Costs:	Payable with Monthly Base Rent (i.e., starting on the Commencement Date) (Section 9.D)
18.	Property Management Fee:	Monthly fee for management services - Three percent (3%) of the Base Monthly Rent without regard to temporary reductions or abatements then in effect. (Section 20.N)
19.	Late Charge:	Five percent (5%) of the overdue amount not received within five (5) days after the due date (Section 4.B)
20	Security Deposit:
$474,211.69, subject to increase if Tenant exercises the Right of First Offer or Expansion Right in Sections 19.E or 19.F, respectively, in which case the Security Deposit amount shall be increased to the increased Base Monthly Rent for the last full calendar month of the initial Lease Term when the Offered Space and/or the Expansion Space is included in the calculation of the Base Monthly Rent for such month
(Section 5)

21.	Parking:	Non-exclusive right to use not more than 505 surface parking spaces (Section 2)
22.	Tenant Improvements:	Prior to the Commencement Date, Landlord shall substantially complete the Tenant Improvements (Article 6)
23.	Work Allowance:
Fifty-Five Dollars ($55.00) per rentable square foot for a total of Eight Million Four Hundred Eighty-Two Thousand Seven Hundred Five Dollars ($8,482,705.00), subject to Tenant’s right to increase such amount by the Additional Work Allowance in accordance with Section 6.D
(Section 6.D)

24.	Broker(s):	Landlord’s Broker: CBRE, Inc. Tenant’s Broker: CBRE, Inc. (Section 20.C)
25.	Wire Instructions
The Northern Trust Company, Chicago, Illinois
ABA or Routing number: – –
Swift Code: (for international purposes only)
To Credit Account:
Title: Sobrato Interests 3, a California limited partnership
Reference: SI 37, LLC
Bank Address:

(Section 4.A)

This Basic Lease Information Sheet and the parenthetical references to sections of this Lease are for convenience of reference only, and designate some of the Lease sections where applicable provisions are set forth. In the event of any conflict between any information in this Basic Lease Information Sheet and the provisions of the Lease, the provisions of the Lease shall control.

SOBRATO STANDARD LEASE
Lease between
SI 37, LLC and Astera Labs, Inc.
1.PARTIES:
THIS LEASE, dated for reference purposes as of December ___, 2024, between SI 37, LLC, a California limited liability company, (“Landlord”) whose address is c/o The Sobrato Organization, LLC, 599 Castro Street, Fourth Floor, Mountain View, CA 94041 and Astera Labs, Inc., a Delaware corporation, (“Tenant”) whose address is 2901 Tasman Drive, Suite 205, Santa Clara, CA 95054 prior to the Commencement Date (defined in Section 4.A below), and whose address is at the Premises commencing on the Commencement Date. Landlord and Tenant are collectively referred to in this Lease as the “Parties” and sometimes individually as a “Party”. This Lease shall become effective when it has been signed by Landlord and Tenant (the “Effective Date”).
2.PREMISES:
Landlord hereby leases to Tenant, and Tenant hires from Landlord those certain premises situated in the City of San Jose, County of Santa Clara, State of California, being (i) the entirety of the building located at 2345 No. First Street, San Jose, California 95121, comprised of approximately 110,742 rentable square feet (the “2345 Building”); (ii) a portion of the building located at 2315 No. First St., San Jose, California 95121 (the “2315 Building”) comprised of approximately 10,581 rentable square feet on the ground floor and the entirety of the fourth floor comprised of approximately 30,398 rentable square feet, for a total of 40,979 rentable square feet (the “2315 Building Premises”); and (iii) the entirety of the building commonly known as Horn House and comprised of approximately 2,510 rentable square feet (the “Horn House” and, together with the 2345 Building and the 2315 Building Premises, the “Premises”), the general location of which is shown on Exhibit “A” attached hereto. The 2345 Building, the 2315
Building and the Horn House shall be collectively referred to herein as the “Buildings” and individually a “Building.” For purposes of this Lease the square footage of the Premises is deemed to be 154,231 rentable square feet. Tenant shall also have the nonexclusive right to use not more than 505 parking spaces located within the common areas designated by Landlord from time to time (“Common Area”) including but not limited to Tenant’s allocable share of parking areas and structures, and landscaping, sidewalks, service areas and other common facilities. Notwithstanding the foregoing, Tenant shall have the right to designate ten (10) parking spaces at the front of the 2345 Building and five (5) parking spaces at the front of the 2315 Building for the exclusive use of Tenant’s visitors. The Common Area shall include the existing outdoor courtyard area between the 2345 Building and the 2315 Building. The Premises and Common Area are situated within a project owned by Landlord as outlined in Exhibit “A” attached hereto (“Project”).
Landlord shall have the right, in its sole and absolute discretion, from time to time, to do the following, provided that reasonable access to and use of the Premises remains available: (a) make changes to the Common Area, the Buildings and/or the Project, including, without limitation, changes in the location, size, shape and number of entrances, corridors, elevators, foyers, lobbies, restrooms, stairways and other similar facilities on individual floors in the Buildings and other buildings in the Project, if applicable, and driveways, entrances, circulation drives, parking spaces, parking areas, direction of driveways, landscaped areas and walkways; (b) close temporarily any of the Common Area for maintenance and repair purposes or to prevent a public dedication thereof; (c) add improvements to the Common Area or improvements in the Project; (d) use the Common Area while engaged in making additional improvements, repairs or alterations to the Buildings and/or the Project; (e) erect, use, and maintain pipes, wires and conduits in and through the Premises; and (f) do and perform any other acts, alter or expand or make any other changes in, to or with respect to the Common Area, the Buildings and/or the Project as Landlord may, in its sole and but reasonable discretion, deem to be appropriate, all of which are hereby consented to by Tenant. Landlord reserves the absolute right to effectuate such other tenancies in the other Project buildings (if any) as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of Landlord. Tenant has not relied on the fact, nor has Landlord represented, that any specific tenant or type or number of tenants shall occupy any space in the other Project buildings (if any), or that any specific tenant or type of tenant shall be excluded from occupying any space in the other Project buildings (if any).
Landlord and Tenant have agreed to use the square footage numbers set forth in this Lease as the basis of calculating the rent due under this Lease and Tenant’s Allocable Share (defined in Section 9.E below). The rent due under this Lease and Tenant’s Allocable Share shall not be subject to revision if the actual square footages are more or less than as stated in this Lease, except as expressly provided elsewhere in this Lease (for example, in the event of a partial taking of the Project as described in Section 17 below). No representation or warranty of any kind, express or implied, is given to Tenant with respect to the square footage or acreage of the Premises, or any other portion of the Project. Landlord shall have no liability to Tenant if the square footages or acreage described in this Lease differ from the actual square footages or acreage.
3.USE:
A.Permitted Uses:
Tenant shall use the Premises to the extent permitted under applicable Laws (defined in Section 8.C below) only for the following purposes and shall not change the use of the Premises without the prior written consent of
Landlord, which Landlord may withhold in its sole and absolute discretion: Office, electronics lab, research and development, marketing, light manufacturing, shipping and receiving, ancillary storage and other uses incidental thereto. Tenant shall use only the number of parking spaces allocated to Tenant under this Lease. All commercial trucks and delivery vehicles shall be (i) parked at the loading docks serving, and at the rear of, the 2345 and the 2315 Buildings, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain within the Project only so long as is reasonably necessary to complete the loading and unloading. Landlord reserves the right to impose such additional rules and regulations as Landlord deems reasonably necessary to operate the Project in a manner which protects the quiet enjoyment of all tenants in the Project. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws (as defined in Section 8.C below). Tenant acknowledges that the Horn House has been designated as a historically protected building and, therefore, the use and any alterations to the Horn House must be in accordance with such historical designation.
B.Uses Prohibited:
Tenant shall not commit or permit to be committed on the Premises, and Tenant and Tenant’s agents, employees, contractors, sublessee, assignees or invitees (“Tenant’s Agents”) shall not commit or permit on any portion of the Project any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant or user of the Project, nor allow any use of the Premises for an unlawful purpose or for any sale by auction. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of a Building in excess of the load limits for which such ceiling, walls or columns are designed, or set any load on the floor in excess of the load limits for which such floors are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or any portion of the Project, including without limitation the soils or ground water in or around the Project. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Project outside of the Premises by Tenant or Tenant’s Agents without Landlord’s prior approval, which approval may be withheld in its sole and absolute discretion. Neither Tenant nor Tenant’s Agents shall dispose of any waste materials, refuse, scrap, debris or garbage anywhere outside of the Premises except in enclosed trash containers designated for that purpose by Landlord. Neither Tenant nor Tenant’s Agents shall conduct any auction in, on or about the Project.
C.Advertisements and Signs:
Tenant shall not place or permit to be placed, in, upon or about the Premises any signs not approved by the City of San Jose (“City”) and other governing authority having jurisdiction. Tenant shall not place or permit to be placed upon the Premises any signs, advertisements or notices visible from outside the Premises without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld, conditioned or delayed. Tenant shall be granted the right to use the driveway entrance sign on N. First Street, the existing corner exterior monument for the Project (the “Existing Corner Monument Sign”), and the driveway entrance sign on Charcot Avenue (the “Charcot Avenue Entrance Sign”) for signage as part of the Project improvements monuments for Tenant’s signage, as reasonably determined by Landlord. Tenant shall have the right to install at Tenant’s sole cost a sign with Tenant’s name and corporate logo on the 2345 Building (the “2345 Building Signage”) and the 2315 Building (the “2315 Building Signage), subject to obtaining Landlord’s prior consent as to size, design, lettering, coloring and location of the signage, which consent will not be unreasonably withheld, conditioned or delayed, and subject to obtaining City and other required governmental consent. Except for Tenant leasing the portion of the 2315 Building pursuant to this Lease, the remainder of the 2315 Building is currently vacant and unleased by Landlord. If during the Lease Term, Landlord leases any portion of the vacant space in the 2315 Building to any party other than Tenant, then Tenant shall lose the right to sole signage on the Existing Corner Monument Sign, the Charcot Avenue Entrance Sign and the 2315 Building and Tenant, at its sole cost and expense, shall remove its existing signage from such signs and make any required repairs to such signs caused by Tenant’s removal of Tenant’s signage. Following Landlord’s new lease of a portion of the 2315 Building to a new tenant, Tenant shall be permitted to install signage on a portion of the Existing Corner Monument Sign and Charcot Avenue Entrance Sign based on its proportionate share of the leasable area of the Project leased by Tenant. Other than the signage expressly allowed by this Section 3.C above, Tenant shall not install any signage within the Project that is visible from outside the Premises except as expressly provided in this Section 3.C above. Any sign placed in, upon or about the Premises, and any sign of Tenant placed upon any sign monument within the Project, shall be removed by Tenant, at its sole cost, not later than the expiration or sooner termination of the Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises, sign monument or Project caused thereby, and if not so removed, then Landlord may have same so removed at Tenant’s expense.
D.Covenants, Conditions and Restrictions:
This Lease is subject to the effect of (i) all covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record, and (ii) all zoning laws and other governmental requirements of the city, county and state where the Project is situated (the matters described in this sentence being collectively referred to herein as “Restrictions”), and Tenant shall conform to and shall not violate the terms of any such Restrictions. Landlord shall have the right from time to time to encumber the Premises with any and all public utility easements, private easements and covenants, conditions and restrictions required by the City or any other governmental authority in connection with the redevelopment of the Project or reasonably needed or desired by Landlord for the ownership, use and operation of the Project, all of which shall constitute part of the Restrictions; and Tenant agrees that its rights under this Lease shall be subject and subordinate to all such Restrictions. Landlord shall have the right to change the size of any parcel comprising the land upon with the Project is located (“Land”), parcelize, subdivide and/or merge any parcels comprising the Land and/or condominiumize any portion of the Project, without Tenant’s approval. Not later than thirty (30) days after receipt of written request by Landlord, Tenant shall execute any documents reasonably required to evidence or effectuate Tenant’s subordination and/or consent to the matters described in this Section above. In exercising any of the rights set forth in this Section 3.E, Landlord shall use commercially reasonable good faith efforts to minimize interference with Tenant’s access to or use of the Premises and the Common Area.
E.Sustainability Requirements:
As used in this Lease, “Sustainability Requirements” means any and all Laws relating to any “green building” or other environmental sustainability practices and requirements now or hereafter in effect or imposed by any governmental authority or applicable Laws from time to time, or any requirements necessary to obtain and maintain LEED (Leadership In Energy & Environmental Design) or other so called “green” initiatives and certifications for all or any portion of the Project (which Landlord shall have the right, but not the obligation, to obtain and maintain) (“Sustainability Requirements”). Without limiting the scope of any Sustainability Requirements that may be in effect from time to time, Tenant acknowledges that Sustainability Requirements may address whole-building or premises operations, construction issues, maintenance issues and other issues, including without limitation requirements relating to: chemical use; indoor air quality; energy and water efficiency; recycling programs; interior and exterior maintenance programs; systems upgrades to meet green or sustainable building energy, water, air quality, and lighting performance standards; construction methods and procedures; material purchases; disposal of garbage, trash, rubbish and other refuse and waste; and the use of proven energy and carbon reduction measures. Neither Tenant nor Tenant’s Agents shall use or operate the Premises in a manner that will cause any part of the Project to be in non-compliance with any Sustainability Requirements in effect from time to time.
F.Rooftop Rights and Equipment Rights:
4.Tenant shall have the right, upon prior written approval by Landlord (which shall not be unreasonably withheld, conditioned or delayed) and at Tenant’s sole cost and expense, to use Tenant’s Allocable Share of the roof of the 2345 Building and 2315 Building including, without limitation, to install rooftop HVAC, generator, satellite dish(es) and antenna(e) on the roof of the 2345 Building and the 2315 Building for receipt of satellite and other communications transmissions, and to install cables from such equipment into such buildings (collectively, “Roof Equipment”), provided that (i) Tenant has obtained all governmental approvals for the installation and use of such Roof Equipment, (ii) such installation shall be performed by a licensed contractor in a good and workmanlike manner, and in a manner that does not invalidate any roof related warranties, (iii) such Roof Equipment shall be installed in locations reasonably acceptable to Landlord, (iv) such Roof Equipment shall be screened in a manner reasonably acceptable to Landlord, (v) Tenant otherwise complies with all of the requirements in this Lease as it relates to Alterations, and (vi) if so requested in writing by Landlord at the time that Tenant requests Landlord’s consent to the installation of the Roof Equipment, upon the expiration or earlier termination of this Lease, Tenant shall remove the Roof Equipment designated for removal by Landlord and repair any damage caused by such removal Tenant, at its sole cost and expense shall promptly repair any and all damage to the roof or equipment located thereon or any other portion of the 2345 Building and/or 2315 Building, or the installation, use or removal of the Rooftop Equipment, including without limitation, all roof leaks and damage to flashing, roof membrane, parapet walls, roof top equipment and materials caused thereby.
5.TERM AND RENTAL:
A.Term; Base Monthly Rent:
The Lease term (“Lease Term”) shall be for ninety (90) months, commencing on the later of (1) Substantial Completion of the Tenant Improvements as determined pursuant to Section 6.A below or (2) April 1, 2025 (the “Commencement Date”) and ending ninety (90) months thereafter, (“Expiration Date”), subject to (a) Section 6.G below relating to Tenant Delays affecting the Commencement Date, (b) Tenant’s early termination right in Section 4.C, (c) possible extension of the Lease Term and the Expiration Date if Tenant exercises the Right of First Refusal pursuant to Section 19.E. If the Commencement Date occurs on a day other than the first (1st) calendar day of the month, then the first (1st month) of the Lease Term shall be deemed to be the first (1st) partial and first (1st) full calendar month of the Lease Term, except as otherwise expressly provided in this Lease. Notwithstanding the Parties’ agreement that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date. In addition to all other sums payable by Tenant under this Lease, Tenant shall pay as base monthly rent (“Base Monthly Rent”) in accordance with the schedule set forth in Section 14 of the Basic Lease Information Sheet (as such chart may be updated pursuant thereto) for each partial or full calendar month, subject to proration as described below. Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and except as otherwise expressly provided in this Lease without prior notice or demand. Subject to this Section below, all sums payable by Tenant to Landlord under this Lease shall be paid to Landlord by means of a federal funds wire transfer or other method of electronic funds transfer (“Electronic Payment”) in accordance with the electronic wiring instructions set forth in Section 25 of the Basic Lease Information Sheet.  Notwithstanding the immediately prior sentence, Landlord shall have the right from time to time during the Lease Term, upon not less than thirty (30) days' prior written notice to Tenant, to (i) change the name of the depository for receipt of any payment due from Tenant to Landlord made by means Electronic Payment, or otherwise modify the electronic wiring instructions to be used to make Electronic Payments (including without limitation designating any other party to which payment must be made), or (ii) to require that Tenant discontinue payment of any sum due from Tenant to Landlord under this Lease by Electronic Payment and to require that payment be made by such other means and to such other places and parties as is reasonably designated by Landlord.
Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment based on the number of days in the partial calendar month; provided that if this Lease terminates due to Tenant’s default, beyond applicable notice and cure periods, Tenant shall not be relieved of the obligation to pay future accruing rent, and the provisions of Section 14 shall control. Notwithstanding that no Base Monthly Rent for the original Premises is payable for the Abated Rent Period, property management fees (based on a Base Monthly Rent of $446,990.00 for the original Premises, plus any Base Monthly Rent payable on any additional space added to the Premises pursuant to Tenant exercising the Right of First Refusal or the Expansion Right in Sections 19.E and 19.F, respectively) and Reimbursable Operating Costs shall be payable during the Abated Rent Period. Not later than five (5) business days after Tenant’s execution of this Lease, Tenant shall pay to Landlord the sum of Three Hundred Eighty-Five Thousand Five Hundred Seventy-Seven and 50/100 Dollars ($385,577.50) as a deposit to be applied on the Commencement Date against the

Base Monthly Rent due for the first month of the Lease Term.
B.Late Charge:
Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant is not received by Landlord or Landlord’s designee within five (5) days after it is due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due; provided, however, that such late charge shall be waived if Tenant pays such overdue amount due within three (3) days of written notice of delinquency from Landlord, but such late fee shall not be waived more than one (1) time in any twelve (12) month period. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys’ fees and costs. If any Base Monthly Rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate (defined in Section 14.B) from the date such amount became due until paid. Acceptance by Landlord of such late charge or interest shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent, property management fees and Tenant’s Allocable Share of Reimbursable Operating Costs
(defined in Section 9.D) shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any amount due under this Lease.
C.Early Termination Right:
Notwithstanding anything to the contrary contained in this Lease, if Tenant has not exercised either the Right of First Refusal or the Expansion Right in Sections 19.E and 19.F, respectively, Tenant shall have the right (the “Termination Right”) to terminate this Lease effective as of the end of the sixtieth (60th) month of the initial Lease Term (the “Termination Date”), provided, that, as a condition precedent to such early termination: (a) Landlord shall have received written notice (the “Termination Notice”) from Tenant on or before the date (the “Outside Termination Notice Date”) that is twelve (12) months prior to the Termination Date stating that Tenant intends to terminate this Lease pursuant to the terms of this Section 4.C on the Termination Date; (b) concurrently with Landlord’s receipt of the Termination Notice, Landlord receives from Tenant a termination fee equivalent to the sum of (i) nine (9) months of Base Monthly Rent at the rate that would be payable for the nine (9) month period immediately following the Termination Date and Operating Costs that would have otherwise been payable beginning on the day after the Termination Date (irrespective of any credits, abatements, offsets or other reductions), and (ii) the unamortized sum, as of the Termination Date, of the amount of the Work Allowance utilized to pay the cost of the Tenant Improvements, any brokerage commissions, and any rental abatement in Tenant’s favor, all as amortized on a straight-line basis with interest at the rate of eight percent (8%) per annum; and (c) Tenant shall cure any then existing default under this Lease. If Tenant exercises either the Right of First Refusal or the Expansion Right in Sections 19.E and 19.F, respectively, the Termination Date shall be extended to the date that is five (5) years after the commencement date for the last additional Premises leased by Tenant pursuant to the exercise of the foregoing rights, unless the Termination Date will occur during the remaining twelve (12) months of the Term, in which event Tenant shall not have the right to exercise the Termination Right pursuant to this Section 4.C. For example, if Tenant exercises the Right of First Refusal exactly twelve (12) months after the Commencement Date, then the Termination Date shall be automatically extended to the end of the seventy-second (72) month of the initial Lease Term. Another example, if Tenant exercises the Right of First Refusal at the end of the twenty-third (23rd) month of the initial Lease Term, then the Termination Date shall be automatically extended to the end of the eighty-third (83rd) month of the initial Lease Term, but since the eighty-third (83rd) month is within twelve (12) months of the initial Expiration Date (assuming the initial Expiration Date has not been extended beyond the end of the ninetieth (90th) month following the Commencement Date), Tenant shall no longer have the right to exercise the Termination Right pursuant to this Section 4.C. Provided that Tenant performs all of the foregoing in accordance with the terms of this Section 4.C, this Lease shall automatically terminate and be of no further force or effect (except as set forth below) as of the Termination Date and Landlord and Tenant shall thereafter be relieved of their respective obligations under this Lease; provided, however, and notwithstanding anything to the contrary contained in this Lease, Landlord shall have all the rights and remedies with respect to any obligation of Tenant under this Lease that accrues on or prior to the Termination Date and is not satisfied by Tenant on or prior to the Termination Date (e.g., Tenant’s obligations regarding indemnity, insurance, maintenance and repair, surrender of the Premises and with respect to Tenant’s payment of any Rent; without limiting the generality of the foregoing, such payment obligation of Tenant shall specifically include the payment of any amounts owed in connection with any future reconciliation of Operating Costs in accordance with the terms of this Lease), and with respect to any obligations of Tenant that expressly survive the expiration or earlier termination of this Lease.
If Tenant exercises the Termination Right in accordance with the terms herein, on the Termination Date, Tenant shall vacate the Premises and surrender and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease. The Termination Right shall expire and be of no further force or effect if Tenant fails to deliver the Termination Notice to Landlord by the applicable Outside Termination Notice Date. If Tenant exercises the Termination Right in accordance with the terms of this Section 4.C but retains possession of the Premises or any part thereof after the Termination Date, then, at Landlord’s election, to be exercised in Landlord’s sole and absolute discretion, either (A) in addition to all other rights and remedies Landlord may have pursuant to this Lease and at law and in equity, Tenant shall be deemed a holdover tenant and the provisions of Section 7.D of this Lease shall apply, or (B) the Termination Right shall be void and of no force or effect and this Lease shall continue in full force and effect as if the Termination Right had not been exercised. The rights contained in this Section 4.C shall be personal only to Astera Labs, Inc. and any Permitted Assignee (as defined below), and may only be exercised by Astera Labs, Inc. and any Permitted Assignee, and may not be exercised by any other assignee, sublessee or other transferee of or successor to Astera Labs, Inc.’s interest in this Lease or to the Premises.
6.SECURITY DEPOSIT:
A.Amount:
Not later than five (5) business days after Tenant’s execution of this Lease, Tenant shall provide Landlord a cash security deposit (the “Security Deposit”) in the amount of Four Hundred Seventy-Four Thousand Two Hundred Eleven and 69/100 Dollars ($474,211.69). If Tenant exercises the Right of First Offer or Expansion Right in Sections 19.E or 19.F, respectively, the Security Deposit amount shall be increased to the increased Base Monthly Rent for the last full calendar month of the initial Lease Term when the Offered Space and/or the Expansion Space is included in the calculation of the Base Monthly Rent for such month and Tenant shall provide Landlord in cash the additional Security Deposit amount not later than five (5) business days after Tenant’s execution of the amendment to this Lease incorporating the Offered Space and/or Expansion Space into the Premises.
B.Purpose:
If Tenant defaults beyond any applicable notice and cure periods with respect to any provisions of the Lease, including but not limited to (i) the provisions relating to payment of Base Monthly Rent or other charges in default, or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or (ii) the uncured default of any of Tenant’s obligations under this Section 5, Landlord shall be entitled to use so much of the Security Deposit or any portion thereof as is reasonably necessary to cure such at any time. Tenant’s failure to timely comply with its obligations under this Section 5 shall constitute a material default of Tenant, for which no notice or opportunity to cure shall apply or be required before Landlord is entitled to use the full amount or any other portion of the Security Deposit, time being of the essence with respect to Tenant’s obligations under this Section 5. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of every term, covenant and condition of this Lease applicable to Tenant, and not as prepayment of rent. Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation under this Lease, use, apply or retain so much of the Security Deposit as is reasonably necessary for the payment of any amount which Landlord may spend by reason of Tenant’s uncured default or as necessary to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s uncured default, including without limitation loss of future rents due under this Lease upon termination of this Lease due to a default by Tenant and other damages recoverable under California Civil Code Section 1951.2. Landlord shall not be deemed a trustee of the Security Deposit, or any other funds held by Landlord, and Landlord shall not be required to keep the Security Deposit, or any such other funds separate from its general funds. The
Security Deposit and such other funds shall not bear interest for the benefit of Tenant. If Tenant shall default, beyond applicable notice and cure periods, in the payment of any sums due hereunder more than three (3) times in any twelve (12) month period, irrespective of whether or not such default is cured, then the cash Security Deposit held by Landlord shall, within ten (10) business days after demand by Landlord, be increased by Tenant to an amount equal to three (3) times the Base Monthly Rent in the last full calendar month of the initial Lease Term.
7.CONSTRUCTION:
A.Tenant Improvement Construction:
Landlord shall cause the initial tenant improvements to the Premises (“Tenant Improvements”) to be constructed by Landlord’s General Contractor, in accordance with plans and outline specifications to be attached as Exhibit “C” when such plans have been completed by ArcTec, Inc. (“Landlord’s Architect”) and approved by Tenant and Landlord, which approvals of Landlord and Tenant shall not be unreasonably withheld, conditioned or delayed (“Tenant Improvement Plans and Specifications”). The Tenant Improvement Plans and Specifications shall include the improvements outlined on Exhibit “B”, as supplemented by Exhibit B-1 and Exhibit B-2. For purposes of this Lease, the “Building Core” means those items typically associated in the industry with an office building core including elevators, finished restrooms, fire sprinklers, HVAC and electrical systems distributed to each floor, exiting stair finishes, and a finished building lobby. Prior to the execution of this Lease, Landlord and Tenant met at the Premises with Landlord’s Architect to discuss and agree upon the initial scope of the Tenant Improvements. Landlord shall cause Landlord’s Architect to prepare the initial plans for the Tenant Improvements which shall be delivered to Landlord and Tenant for their review and comment. Within ten (10) business days of receiving the preliminary plans, Tenant shall provide Landlord and Landlord’s Architect with detailed comments on such preliminary plans or

Tenant’s approval of such plans. Tenant’s failure to provide comments on the preliminary plans within such ten (10)- business day period shall be deemed Tenant’s approval of the preliminary plans. Upon receipt of Tenant’s comments, Landlord shall cause Landlord’s Architect to revise the preliminary plans in order to cause the Tenant Improvement Plans and Specifications to be completed for all aspects of the work with all detail necessary for submittal to the City for issuance of building permits and for construction and shall include any information required by the relevant agencies regarding Tenant’s use of Hazardous Materials if applicable. The Tenant Improvements and Tenant Improvement Plans and Specifications shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Tenant Improvement Plans and Specifications shall provide for a minimum build-out in all areas of the Premises consisting of: (i) the Building Core, (ii) fire sprinklers, (iii) floor coverings, (iv) adequate ceiling treatment, (v) distribution of the HVAC system, (vi) adequate lighting, and (vii) any other work required by the City necessary to obtain a certificate of occupancy, a temporary certificate of occupancy or the equivalent if certificates of occupancy or temporary certificates of occupancies are not issued by the City or the applicable work is not the type of work for which a certificate of occupancy is required. The Tenant Improvement Plans and Specifications shall be prepared in sufficient detail to allow Landlord’s General Contractor to construct the Tenant Improvements. The Tenant Improvements shall not be removed or altered by Tenant without the prior written consent of Landlord as provided in Section 8 below. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefore, except to the extent Tenant is required to remove any Tenant Improvements that Landlord notifies Tenant are Specialized Tenant Improvements (as defined in Section 10.B. below) at the time that Tenant requests consent to such Tenant Improvements.
Landlord shall obtain a building permit from the City for the Tenant Improvements and thereafter to cause Landlord’s General Contractor to substantially complete the Tenant Improvements. The Tenant Improvements shall be deemed substantially complete (“Substantially Complete”, “Substantially Completed” or “Substantial Completion”) when the Tenant Improvements have been substantially completed in accordance with the Tenant Improvement Plans and Specifications, as evidenced by the issuance of a certificate of occupancy, a temporary certificate of occupancy or the equivalent of a certificate of occupancy or a temporary occupancy by the appropriate governmental authority to the extent required under applicable Laws, except for punch list type items that do not prevent Tenant from occupying the Premises for the conduct of its business therein. The completion of punch list items that don’t materially affect Tenant’s use of the Premises shall not be required in order to deem the Tenant Improvements Substantially Complete.
B.Pricing:
Within twenty (20) business days after completion of the Tenant Improvement Plans and Specifications, and approval by Landlord and Tenant as provided in this Lease, Landlord shall cause Landlord’s General Contractor to submit to Tenant competitive bids, solicited from at least three (3) subcontractors for each aspect of the work in excess of One Hundred Thousand and No/100 Dollars ($100,000) related to the Tenant Improvements. Multiple bids shall not be required for any aspect of the work that does not exceed One Hundred Thousand Dollars ($100,000). Landlord shall cause Landlord’s General Contractor to utilize the low bid in each case unless Tenant approves Landlord’s General Contractor’s use of another subcontractor, and the cost of the Tenant Improvements shall be equal to (i) the bid amounts as approved by Tenant, (ii) a five percent (5%) contingency, in the event that the cost of the Tenant Improvements exceeds the Tenant Improvement Budget, to protect Landlord’s General Contractor against cost overruns, and (iii) the general contractor fee specified in Section 6.F below (“Tenant

Improvement Budget”). Upon Tenant’s written approval of the Tenant Improvement Budget, which approval shall not be unreasonably withheld or delayed, Landlord and Tenant shall be deemed to have given their respective approvals of the final Tenant Improvement Plans and Specifications on which the cost estimate was made, and Landlord shall cause Landlord’s General Contractor to proceed with the construction of the Tenant Improvements. If Tenant does not specifically approve or disapprove the Tenant Improvement Budget within seven (7) business days after submission to Tenant, Landlord shall have the right to send Tenant a second notice requesting Tenant to approved or disapprove the Tenant Improvement Budget. If Tenant does not specifically approve or disapprove the Tenant Improvement Budget within three (3) business days after such second notice from Landlord, Tenant shall be deemed to have approved the bids and the Tenant Improvement Budget. If Tenant disapproves the Tenant Improvement Budget within the applicable time period by providing Landlord with the reasons for such disapproval, the Landlord’s Architect shall have five (5) days following such disapproval to make modifications to the design to address the specific issues raised by Tenant in its disapproval notice to Landlord and resubmit revised Tenant Improvement Plans and Specifications to Landlord’s General Contractor for pricing. Landlord’s General Contractor shall thereafter have five (5) days to price the changes with the low bidder from each trade and resubmit revised pricing to Tenant for approval, which must be given within three (3) business days after submission or a Tenant Delay shall be deemed to have occurred pursuant to Section 6.G below.
C.Change Orders:
Subject to the reasonable approval by Landlord, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right to order changes in the manner and type of construction of the Tenant Improvements. Upon request and prior to Tenant’s submitting any binding change order, Landlord shall cause Landlord’s General Contractor to promptly provide Tenant with written statements of the cost to implement and the time delay and increased construction costs associated with any proposed change order, which statements shall be binding on Landlord’s General Contractor. If no time delay or increased construction cost amount is noted on the written statement, the parties agree that there shall be no adjustment to the construction cost or the Commencement Date associated with such change order. If ordered by Tenant, Landlord shall cause Landlord’s General Contractor to implement such change order and the cost of constructing the Tenant Improvements shall be increased or decreased in accordance with the cost statement previously delivered by Landlord’s General Contractor to Tenant for any such change order.
D.Tenant Improvement Costs:
Landlord agrees to provide Tenant a work allowance to be utilized by Tenant for the cost of the Tenant Improvements (the “Base Work Allowance”) in the amount of Fifty-Five Dollars ($55.00) per rentable square foot within the Premises for a total of Eight Million Four Hundred Eighty-Two Thousand Seven Hundred Five Dollars ($8,482,705.00), subject to this Section 6.B below. If the approved Tenant Improvement Budget exceeds the Base Work Allowance, Tenant shall have the right, but not the obligation, to obtain an additional allowance from Landlord equal to the lesser of (i) the amount of the Tenant Improvement Budget, less the amount of the Base Work Allowance, or (ii) an additional Seventy-Five Dollars ($75.00) per rentable square foot within the Premises for a total of Eleven Million Five Hundred Sixty-Seven Thousand Three Hundred Twenty-Five Dollars ($11,567,325.00) (the “Additional Work Allowance” and collectively with the Base Work Allowance, as the “Work Allowance”). If Tenant elects to obtain the Additional Allowance from Landlord, then the Additional Allowance paid by Landlord for the Tenant Improvements shall be fully amortized over the first sixty (60) months of the Lease Term using an annual interest rate of seven percent (7%) and Tenant repaying such amortized amount to Landlord on a monthly basis commencing on the Commencement Date and continuing until such amortized amount has been fully paid by Tenant. In no event shall any portion of the Work Allowance be used or payable for any improvements designed or constructed for any subtenant or other proposed occupant (other than Tenant) of any portion of the Premises. Tenant shall pay all costs associated with the Tenant Improvements in excess of the Base Work Allowance, or, if the Additional Work Allowance is utilized by Tenant, in excess of the Work Allowance. The Base Work Allowance and, if utilized by Tenant, the Additional Work Allowance, shall be paid by Landlord to Landlord’s General Contractor as payments become due to Landlord’s General Contractor as provided below. The cost of Tenant Improvements for which the Work Allowance may be applied shall consist of only the following to the extent actually incurred by Landlord’s General Contractor in connection with the construction of Tenant Improvements: including all soft and hard costs, architectural, engineering and planning costs, construction costs, all permit fees, construction taxes or other costs imposed by governmental authorities related to the Tenant Improvements, and Landlord’s General Contractor overhead and profit as described in Section 6.F below, but the Work Allowance shall not be available to pay for any of Tenant’s furniture, trade fixtures, equipment or moving costs. During the course of construction of the Tenant Improvements, Landlord shall cause Landlord’s General Contractor to deliver to Tenant not more than once each calendar month a written request for payment (“Progress Invoice”) which shall include and be accompanied by Landlord’s General Contractor’s certified statements setting forth the amount requested, certifying the percentage of completion of each item for which reimbursement is requested. To the extent that the Base Work Allowance or, if the Additional Work Allowance is utilized by Tenant, the Work Allowance, has been fully utilized by Tenant for the Tenant Improvements, Tenant shall pay directly to Landlord’s General Contractor the entire amount due pursuant to the Progress Invoice, within thirty (30) days after Tenant’s receipt of the Progress Invoice and certified statement described above. All costs for Tenant Improvements shall be fully documented to
Tenant on an “open book” basis. If following completion of the Tenant Improvements and payment of Landlord’s share of the cost thereof in accordance with this Section 6.D above there are any un-disbursed Work Allowance funds, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds. If any portion of the Work Allowance remains un-disbursed as of the completion and payment for the Tenant Improvements, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds, but Tenant shall not be obligated to reimburse to Landlord the amortized cost of any portion of the Additional Work Allowance not actually paid by Landlord to Landlord’s Contractor. Notwithstanding the foregoing Landlord shall not be required make any disbursements of the Work Allowance during any period when Tenant is in material default under this Lease beyond any applicable cure period expressly granted in this Lease. For avoidance of doubt, Tenant shall be permitted to allocate all or any portion of the Work Allowance to all or any portion of, or none of, the 2345 Premises, the 2315 Premises and/or the Horn House; provided that, Tenant completes all of the Tenant Improvements outlined on Exhibits “B-1” and “B-2” attached hereto.
E.Tenant’s Costs and Expenses:
Tenant, at Tenant’s election, shall provide Landlord a spreadsheet showing all of Tenant’s costs and expenses in connection with preparing the Premises for occupancy, which spreadsheet and the information contained therein Landlord can share with the County of Santa Clara’s Assessor’s Office.
F.General Contractor Overhead & Profit:
As compensation to Landlord’s General Contractor for its services related to construction of the Tenant Improvements, Landlord’s General Contractor shall receive a fee three percent (3%) of the cost of all hard costs in connection with the construction of the Tenant Improvements which will cover all of the following: construction supervision and administration, temporary on-site facilities, home office administration, supervision, and coordination and construction profit. Except as provided in Section 6.A and this Section 6.F, Landlord or Landlord’s General Contractor shall not receive any other fee or payment from Tenant in connection with Landlord’s General Contractor’s services.
G.Tenant Delays:
A “Tenant Delay” shall mean any delay in Substantial Completion of the Tenant Improvements as a result of any of the following: (i) Tenant’s failure to approve the Tenant Improvement Plans and Specifications by the dates set forth in Section 6.A above, (ii) Tenant’s failure to approve the bids for construction by the dates set forth in Section 6.B, (iii) changes to the plans requested by Tenant which delay the progress of the Tenant Improvements, (iv) Tenant’s request for materials, components, or finishes which are not available in a commercially reasonable time given the target Commencement Date, (v) Tenant’s failure to timely make a progress payment for Tenant Improvement costs after the Base Work Allowance or Additional Work Allowance, as applicable, has been fully expended as provided in Section 6.D above, (vi) Tenant’s request for more than two (2) rebiddings of the cost of all or a portion of the Tenant Improvements, and (vii) any other delay caused by Tenant or Tenant’s Agents. Notwithstanding anything to the contrary set forth in this Lease, and regardless of the actual date the Tenant Improvements are Substantially Completed, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred as reasonably determined by Landlord. In addition, if a Tenant Delay results in an increase in the cost of the labor or materials, Tenant shall pay the cost of such increases not later than thirty (30) days after receipt of written demand for payment is delivered to Tenant.
H.Insurance:
Landlord shall cause Landlord’s General Contractor to procure (as a cost of the Tenant
Improvements) a “Broad Form” liability insurance policy in the amount of Three Million Dollars ($3,000,000). Landlord shall also procure (as a cost of the Tenant Improvements) builder’s risk insurance for the full replacement cost of the Tenant Improvements while the Tenant Improvements are under construction, up until the date that Landlord’s property insurance policy described in Section 10 below is in full force and effect.
I.Punch List & Warranty:
After the Tenant Improvements are Substantially Completed, Landlord and Tenant shall conduct a walk-through of the Premises to prepare a “punch list” of items to be repaired. Landlord shall cause Landlord’s General Contractor to promptly correct any construction defect or other “punch list” item which Tenant brings to Landlord’s General Contractor’s attention. In addition, Tenant shall have the right to notify Landlord of any construction defects in the Tenant Improvements discovered by Tenant within the one (1) year warranty period below to the extent such items are covered by such warranty, and Landlord shall cause Landlord’s General Contractor to promptly repair such construction defects. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. Landlord’s General Contractor shall provide a standard contractor’s warranty with respect to the Tenant Improvements for one (1) year from Substantial Completion of such improvements. Such warranties shall exclude routine maintenance, damage caused by negligence or misuse by Tenant or Tenant’s Agents, and acts of God.
J.Other Work by Tenant:
All work not described in the Tenant Improvement Plans and Specifications, such as furniture, trade fixtures, telephone equipment, telephone wiring and office equipment work, shall be furnished and installed by Tenant at Tenant’s cost (the “Tenant’s Work”). In addition, prior to Substantial Completion of the Tenant Improvements, Tenant shall be obligated to (i) provide active phone lines to any elevators, and

(ii) contract with a firm to monitor the fire system. When the construction of the Tenant Improvements has proceeded to the point where Tenant’s work of installing its fixtures and equipment in the Premises can be commenced, Landlord’s General Contractor shall notify Tenant in writing and shall permit Tenant and its authorized representatives and contractors access to the Premises before the Commencement Date for the purpose of installing Tenant’s trade fixtures and equipment. Any such Tenant’s Work by Tenant or its authorized representatives and contractor shall be undertaken upon the following conditions: (i) the entry into the Premises by Tenant or its representatives or contractors shall not unreasonably interfere with or delay Landlord’s General Contractor’s work, and (ii) any contractor used by Tenant in connection with such entry and installation shall use union labor. Landlord and Tenant shall each cause their respective general contractor and/or subcontractors for the Tenant Improvements and the Tenant's Work to cooperate with each other: (i) in facilitating the mutual access to the Premises during the construction of the such Work; and (ii) in coordinating the timing of the stages of the Tenant Improvements and Tenant's Work so as to facilitate the completion on a timely basis.
K.Certified Access Specialist Inspection:
In accordance with California Civil Code Section 1938, Landlord hereby notifies Tenant that, except to the extent known by or previously disclosed to Tenant, as of the Effective Date Landlord has no actual knowledge of the Premises having been inspected by a Certified Access Specialist (CASp). The following notice is also hereby inserted pursuant to California Civil Code Section 1938(e): “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a
CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  The notice set forth in the prior sentence is not intended to modify Landlord’s or Tenant’s respective obligations expressly set forth in this Lease. As used in this Lease, a “Certified access specialist” or “CASp” means any person who has been certified by the State of California as such pursuant to applicable California law (including without limitation Section 4459.5 of the California Government Code).
Notwithstanding this Section 6.K above and/or anything to the contrary contained in this Lease, Landlord and Tenant hereby agree and acknowledge that, if Tenant desires to obtain a CASp inspection, it shall be limited to an inspection of the Premises, and in addition:
(a)  Tenant shall provide Landlord with written notice of its desire to conduct such CASp inspection (“Tenant’s CASp Inspection”), identifying the CASp that will conduct the inspection and providing evidence reasonably satisfactory to Landlord that the CASp is licensed and certified as a Certified Access Specialist in accordance with applicable laws.  Landlord shall have the right to, among other things, (i) select the date and time at which such inspection shall occur, and (ii) have one (1) or more Landlord representatives present during such inspection. Subject to the foregoing, Tenant shall coordinate Tenant’s CASp Inspection with Landlord before the inspection is conducted.
(b)  Tenant shall (x) provide Landlord with a copy of any and all findings, reports and/or other materials provided by the CASp performing Tenant’s CASp Inspection (collectively, “Tenant’s CASp Report”) not later than two (2) business days following Tenant’s receipt thereof, (y) at all times maintain (and cause to be maintained) Tenant’s CASp Report and its findings (and any and all other materials related thereto) confidential and (z) pay for Tenant’s CASp Inspection and Tenant’s CASp Report prior to delinquency at Tenant’s sole cost and expense.  If Tenant receives a disability access inspection certificate, as described in subdivision (e) of California Civil Code Section 55.53, in connection with or following Tenant’s CASp Inspection, then Tenant shall cause such certificate to be provided to Landlord not later than five (5) business days after received by Tenant.
(c)  If Tenant’s CASp Report identifies any violation(s) of applicable construction-related accessibility standards (“CASp Violation(s)”), then not later than five (5) business days after Tenant’s receipt of Tenant’s CASp Report, Tenant shall provide written notice to Landlord of any and all such CASp Violation(s).  In such event, Tenant shall, at Tenant’s sole cost and expense, perform, or cause to be performed, all repairs, modifications and/or other work necessary to correct such CASp Violation(s) (such repairs, modifications and/or other work being collectively referred to herein as “Tenant’s CASp Work”, and Tenant’s CASp Work also constituting Alterations (defined in Section 8.A) under this Lease).  Tenant shall work diligently to prepare all plans and specifications required for Tenant’s CASp Work, to obtain Landlord’s approval of Tenant’s CASp Work and to obtain all permits required for Tenant’s CASp Work, and to thereafter commence (or cause the commencement of) Tenant’s CASp Work in accordance with the terms and conditions set forth in this Lease relating to Tenant’s Alterations.  Tenant shall diligently prosecute (or cause to be diligently prosecuted) to completion all of Tenant’s CASp Work in a lien free, good and workmanlike manner, and, promptly following completion, obtain and deliver to Landlord an updated CASp Report (“Tenant’s Updated CASp Report”) showing that the Premises then comply with all applicable construction-related accessibility standards.  Any and all costs and expenses associated with Tenant’s CASp Work and/or Tenant’s Updated CASp Report shall be at Tenant’s sole cost and expense.  The preceding to the contrary notwithstanding, if Tenant’s CASp
Report identifies any CASp Violation(s), Landlord may, at Landlord’s option, perform, or cause to be performed by any of Landlord’s agents, employees, contractors or consultants, the Tenant’s CASp Work necessary to correct such CASp Violation(s) at Tenant’s expense the entire cost of which shall be paid by Tenant to Landlord not later than ten (10) business days following Tenant’s receipt of a written invoice from Landlord.
Without limiting the generality of the foregoing, Tenant hereby agrees and acknowledges that Tenant assumes all risk of, and agrees that Landlord shall not be liable for, any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) sustained as a result of the Premises not having been inspected by a CASp..  To the fullest extent permitted by law, Tenant hereby (A) waives and disclaims any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited as a result of, the lack of any CASp inspection of the Premises, and (B) agrees and acknowledges that the lack of such inspection shall in no event diminish or reduce Tenant’s obligations under this Lease.
    L.    Landlord’s Obligations; Tenant’s Termination Right.
The Tenant Improvements shall be constructed in accordance with the Tenant Improvement Plans and Specifications and in compliance with all applicable Laws (as defined in Article 8 below), including, without limitation, the Americans with Disabilities Act, in a good and workmanlike manner, free of defects and using new materials and equipment of good quality.
Notwithstanding the foregoing, if, for any reason other than a Tenant Delay the Tenant Improvements have not been Substantially Completed by December 31, 2025, as such date may be extended by up to ninety (90) days for Force Majeure Event(s), then, in addition to the abatement of Base Monthly Rent provided for on Exhibit “E” attached hereto, commencing on

January 1, 2026 Tenant shall be entitled to one (1) day of abatement of Base Monthly Rent for each day of delay until the Tenant Improvements have been Substantially Completed and delivered to Tenant. In addition, if, for any reason other than a Tenant Delay the Tenant Improvements have not been Substantially Completed and delivered to Tenant by December 31, 2026, then Tenant shall have the right, but not the obligation, to terminate this Lease by written notice to Landlord given at any time prior to Substantial Completion of the Tenant Improvements, in which case this Lease shall be of no further force or effect, neither party shall have any further rights or obligations hereunder and Landlord promptly shall return to Tenant all sums paid by Tenant to Landlord in connection with Tenant’s execution of this Lease.
8.ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:
A.Delivery and Acceptance:
On the Commencement Date, or such later date that The Tenant Improvements have been Substantially Completed if the Commencement Date occurs earlier than Substantial Completion due to Tenant Delays, Landlord shall deliver and Tenant shall accept possession of the Premises and enter into occupancy of the Premises. On the Commencement Date, the Premises, including without limitation, the Common Areas (including all exterior areas and the paths of travel to the Premises), shall be in compliance with all applicable Law (as defined in Article 8 below), including, without limitation, the Americans with Disabilities Act. In addition, Landlord shall deliver the Premises to Tenant in clean condition, with the roof, roof membrane and building envelope in watertight condition, and with the heating, ventilating and air conditioning ("HVAC") systems, and the electrical, mechanical, plumbing, sewer, fire, life safety and, if applicable, security systems (collectively, "Building Systems") serving the Premises in good operating condition, and the Premises shall be in compliance with all applicable Law. If any of the Building Systems or the roof or roof membrane are not in the required condition for the first twelve (12) months following the Commencement Date for any reason other than due to modifications or installations made by Tenant or to installation of , then Tenant shall notify Landlord of the need for repair, and the repair shall be completed promptly at no cost to Tenant. After the end of the twelve (12)- month warranty period, any issues with the Building Systems will be controlled by the maintenance and repair provisions in this Lease. Subject to all of the foregoing, by accepting possession of the Premises, Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition and has determined that the Premises is in the condition required by Section 6, except for punch list items which shall be governed by Section 6.I. Except as otherwise expressly provided in this Lease, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty by Landlord, express or implied. Subject to the provisions of this Section 7.A., Tenant’s taking possession of any part of the Premises shall be deemed to be an acceptance of all work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease except for punch list type items and defects in the Tenant Improvements, which shall be governed by Section 6.I above. At the time Landlord delivers possession of the Premises to Tenant with the Tenant Improvements having been Substantially Completed, Landlord and Tenant shall together execute an acceptance agreement in form attached hereto as Exhibit “D”; provided that the Commencement Date and Tenant’s obligation to pay Base Monthly Rent and all other amounts due under this Lease shall not be excused or delayed because of Tenant’s failure to execute such acceptance agreement.
B.Condition Upon Surrender:
Tenant further agrees on the expiration or sooner termination of this Lease, to surrender the Premises to Landlord in broom clean and good condition and repair, normal wear and tear, acts of God, casualty and condemnation excepted. In this regard, “normal wear and tear” shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair, replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. Notwithstanding this Section 7.B above, Tenant shall cause the following to be done to the 2345 Building and the Horn House not later than the expiration or sooner termination of this Lease: (i) the HVAC system shall be serviced by a reputable and licensed service firm and left in “good operating condition and repair”, which condition shall be so certified by such firm; and (ii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses). Not later than the expiration or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and trade fixtures not so removed before the expiration or sooner termination of the Lease shall be deemed to have been abandoned by Tenant. If at the time Tenant obtains Landlord’s consent to any Tenant Improvements or Alterations Landlord advises Tenant in writing that any Tenant Improvements or Alterations are Specialized Tenant Improvements (as defined below in Section 10.B), Tenant shall remove such Specialized Tenant Improvements and repair any damage caused by the removal, including restoring such areas to the condition existing prior to Tenant’s installation of such Specialized Tenant Improvement, at expiration or sooner termination of the Lease. Tenant’s repair and restoration obligations under this Section 7.B shall include causing the Premises to be brought into compliance with all applicable building codes and other Laws in effect at the time of the removal, repair and restoration to the extent such compliance is necessitated by the removal, repair or restoration work.
C.Failure to Surrender:
If Tenant remains in possession of the Premises after the expiration or sooner termination of this Lease with or without
Landlord’s consent, or fails to surrender the Premises at expiration or sooner termination of this Lease in the condition required by this Lease, such hold over or failure shall not constitute a renewal or extension of the Lease Term, Tenant’s continued possession shall be on the basis of a tenancy at sufferance, and Tenant shall be liable to Landlord for one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the expiration or earlier termination, as applicable (without regard to temporary abatements or reductions then in effect)) plus all other amounts payable by Tenant under this Lease. Tenant shall have the right, by written notice to Landlord given at any time prior to the expiration or earlier termination of this Lease, to ask whether Landlord is negotiating or has executed a letter of intent or a lease with a third party to become effective upon the expiration or earlier termination of this Lease, and Landlord shall so notify Tenant by written notice within ten (10) business days after receipt of Tenant’s Notice. If Tenant thereafter holds over in the Premises following the date of expiration or earlier termination of this Lease, Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord and Landlord’s trustees, beneficiaries, shareholders, directors, officers, members, employees, partners, affiliates, agents, successors and assigns (collectively “Landlord Related Parties”) harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys’ fees) resulting from delay by Tenant in timely surrendering the Premises in the required condition, including without limitation all lost rents, lost profits and lost or delayed business opportunities (including without limitation those relating to any delay or prevention in Landlord’s ability to redevelop all or any portion of the project of which the Premises is a part), and Landlord shall be entitled to all other rights and remedies available to a landlord against a tenant wrongfully holding over after the expiration or termination of the term of a lease without the landlord’s consent. If Tenant holds over after the expiration or sooner termination of this Lease, such holding over shall be construed as a month to month tenancy, at one hundred fifty percent (150%) of the Base Monthly Rent for the month preceding expiration or sooner termination of this Lease (without regard to temporary abatements or reductions then in effect) in addition to all other rent due under this Lease, and shall otherwise be on the terms and conditions of this Lease, except for the following: those provisions relating to the Lease Term to the extent inconsistent with a month to month tenancy, any provisions requiring Landlord to perform any Tenant Improvements or otherwise relating to the delivery of the Premises to Tenant, or pay any work allowances, or grant any free rent or other concessions and any options or rights to extend or renew this Lease, which provisions shall be of no further force and effect. This Section 7.C shall survive the termination or expiration of the Lease.
9.ALTERATIONS & ADDITIONS:
A.General Provisions:
Except as otherwise expressly provided in this Section 8.A, Tenant shall not make, or suffer to be made, any alteration or addition to the Premises (“Alterations”), or any part thereof, without obtaining Landlord’s prior written consent and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. If such Alterations affect the structure of any Building, Tenant additionally agrees to reimburse Landlord its reasonable third-party out-of-pocket costs incurred in reviewing Tenant’s plans. After obtaining Landlord’s consent, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and if such Alterations cost in excess of Five Hundred Thousand Dollars ($500,000), provides Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics’ lien claims. Tenant agrees to provide Landlord (i) not less than twenty (20) days prior written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15” X 21”) vellum as-built drawings, and (iii) a certificate of occupancy, or other final government approval if the City or other governmental authority having jurisdiction does not issue certificates of occupancy, for the work upon completion of the Alterations. All Alterations shall be constructed by a licensed general contractor reasonably acceptable to Landlord in compliance with all applicable Laws including, without limitation, all building codes, Sustainability Requirements and the Americans with Disabilities Act of 1990 as amended from time to time. Whether or not Landlord’s consent is required for any Alterations, upon completion of any Alterations Tenant shall: (i) provide Landlord with a copy of each permit obtained from any governmental authority for such Alterations, not later than thirty (30) days after such permit is obtained, (ii) notify Landlord in reasonable detail of the Alterations made and the date of completion, not later than thirty (30) days after such Alterations have been completed, (iii) provide Landlord with documentation reasonably satisfactory to Landlord of the cost of such Alterations, not later than thirty (30) days after the total cost of such Alterations has been determined by Tenant, (iv) provide Landlord with a copy of each 591-L business property statement filing (or any similar governmental filing) relating to the Alterations, and provide Landlord with contact information of the person(s) being the most knowledgeable of the contents of such filing and the requirements relating to such filing, not later than thirty (30) days after such filing in made with the applicable governmental authority.
During the term of this Lease, all Alterations and Tenant Improvements shall be deemed to be owned by Tenant. Upon the expiration or sooner termination of this Lease, all Alterations and Tenant Improvements, except movable furniture and trade fixtures, shall become a part of the realty and belong to Landlord, but all Alterations and Tenant Improvements that Landlord has designated Specialty Tenant Improvements shall nevertheless be subject to removal by Tenant as provided in Section 7.B. Alterations which are not to be deemed trade fixtures include without limitation heating, lighting, electrical systems, air conditioning, walls, carpeting, or any installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense. In no event shall Landlord’s approval of, or consent to, any architect, contractor, engineer or other consultant or professional, any Alterations, or any plans, specifications and drawings for any Alterations constitute a representation or warranty by Landlord of (i) the accuracy or completeness of the plans, specifications, drawings and Alterations or the absence of design defects or construction flaws therein, or the qualification of any person or entity, or (ii) compliance with applicable Laws, and Tenant agrees that Landlord shall incur no liability by reason of such approval or consent. Once any Alterations begin, Tenant shall diligently and continuously pursue their completion. Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent, make non-structural Alterations to the Premises which do not affect the structure, roof or Building Systems and are not visible from outside the Premises, provided that (i) such Alterations do not exceed Five Hundred Thousand Dollars ($500,000) per contract or during any twelve (12) month period, and (ii) Tenant otherwise complies with the provisions of this Lease relating to Alterations.
B.Free From Liens:
Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for or furnished to Tenant (but excluding work performed by Landlord). In the event Tenant fails to discharge any such lien within twenty (20) days after receiving notice of the filing, Landlord shall immediately be entitled to discharge the lien at Tenant’s expense and all resulting costs incurred by Landlord, including attorney’s fees shall be due from Tenant as additional rent not later than thirty (30) days after receiving Landlord’s invoice, together with reasonable documentation therefor.
C.Compliance With Governmental Regulations:
The term Laws or Governmental Regulations shall mean all federal, state, county, city or governmental agency laws, statutes, ordinances, codes, standards, rules, requirements, regulations,
Sustainability Requirements or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant’s sole expense shall comply with all such Governmental Regulations applicable to the Premises or the Tenant’s use of the Premises and shall make all repairs, replacements, alterations, or improvements necessary to comply with said Governmental Regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant. Notwithstanding anything to the contrary contained in this Section 8.C., following the Commencement Date, Tenant shall not be required to construct or pay the cost of complying with any Laws, including, without limitation, the Americans with Disabilities Act, recorded documents or insurance underwriter’s requirements requiring construction of improvements to the Premises or to any other portion of the Project or Common Areas unless such compliance is necessitated solely because of Tenant’s particular and unique use of the Premises (as opposed to standard office use and use of the existing electronics lab as modified by the Tenant Improvements) or any Alteration to the Premises made by Tenant. Landlord’s approval of any Alteration or other act by Tenant shall not be deemed to be a representation by Landlord that said Alteration or act complies with applicable Laws, and Tenant shall remain solely responsible for said compliance.
D.Insurance Requirements:
Tenant and its contractors shall maintain during the course of construction of Alterations, at Tenant’s sole cost and expense, builders’ risk insurance for the amount of the completed value of the Alterations on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations. In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractors procure and maintain in full force and effect during the course of construction a “broad form” commercial general liability and property damage policy of insurance naming Landlord, any property manager designated by Landlord and Landlord’s lenders and any affiliates of Landlord that are designated by Landlord from time to time as additional insureds. The minimum limit of coverage of the aforesaid policy shall be in the amount of not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate, and shall contain a severability of interest clause or a cross-liability endorsement. If Commercial General Liability Insurance or other form with a general aggregate limit is used, either the general aggregate limit shall apply separately to this project/location or the general aggregate limit shall be twice the required occurrence limit. In no event shall the amount or type of insurance maintained or required to be maintained by Tenant or any of its contractors under this Lease in any way limit Tenant’s liability under this Lease, including without limitation any indemnification, defense or hold harmless provision in favor of Landlord under this Lease.
10.MAINTENANCE OF PREMISES:
A.Landlord’s Obligations:
Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the structural components of the Project which for the purpose of this Lease means the exterior walls, foundations, floor slabs, roof structures, columns, beams, shafts and stairwells, except that the cost to repair any damage to such items caused by Tenant or Tenant’s Agents shall be paid for by Tenant to the extent the cost of repair is not fully paid to Landlord from available insurance proceeds.
Landlord also shall operate, manage, maintain in good condition and repair, and replace as and when necessary, the cost of which shall be part of Reimbursable Operating Costs, the following: (i) all Building Systems, except for heating ventilating and air conditioning facilities and equipment installed by Tenant and serving only the Premises, (ii) the Common Area, (iii) all electrical facilities and equipment serving the Premises, except for any equipment installed by Tenant, (iv) the parking lot and all underground utility facilities servicing the Premises, (v) all elevator equipment serving the Premises, (vi) the roof membrane system for the Buildings, and (vii) all waterscape, landscaping and shrubbery within the Project.
B.Tenant’s Obligations:
Except for those items described in Section 9.A above which are required to be maintained and repaired by Landlord, Tenant shall clean, maintain, repair and replace when necessary the Premises through regular inspections and servicing, including but not limited to the following: (i) all plumbing and sewage facilities located within the Premises (with Landlord remaining responsible for such systems to the point of entry into the Premises), (ii) all heating ventilating and air conditioning facilities and equipment installed by Tenant, as opposed to those outside of the Premises, which Landlord shall maintain as Reimbursable Operating Costs, (iii) all fixtures, interior walls, floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights located within the Premises, (v) all equipment installed in the Premises by Tenant, and (vi) all automatic fire extinguisher equipment serving the Premises. In addition, Tenant shall provide its own janitorial services for the Premises. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements. If any damage to the Premises or the Project is caused by the act or negligence of Tenant or Tenant’s Agents, Tenant shall promptly repair such damage, except to the extent the cost of such repair is fully covered by insurance maintained by Landlord and is required to be repaired by Landlord pursuant to Article 16 below.

C.Obligations Regarding Reimbursable Operating Costs:
In addition to the direct payment by Tenant of expenses as provided in Section 9.B, 10, 11 and 12 of this Lease, Tenant agrees to reimburse Landlord for Tenant’s Allocable Share (as defined in Section 9.E below) of Reimbursable Operating Costs (as defined in Section 9.D below) resulting from Landlord payment of expenses related to the Buildings or Project which are not otherwise paid by Tenant directly. Payment of Tenant’s Allocable Share of Reimbursable Operating Costs shall commence on the Commencement Date and shall be due and payable throughout the Lease Term. Landlord shall have the right to periodically provide Tenant with a reasonable written estimate of Reimbursable Operating Costs for the next twelve (12) months and Tenant shall thereafter, until Landlord revises such estimate, pay to Landlord as additional rent, along with its Base Monthly Rent, one twelfth of Tenant’s Allocable Share of the Reimbursable Operating Costs as reasonably estimated by Landlord. Within ninety (90) days after the end of each calendar year during the Lease Term (including without limitation the calendar year in which the Lease Term ends) Landlord shall deliver to Tenant a statement (“Annual Statement”) in which Landlord shall set forth the actual expenditures for Reimbursable Operating Costs for such calendar year and Tenant’s Allocable Share thereof. The Annual Statement shall be certified by an authorized officer of Landlord to be correct. If the Annual Statement shows that Tenant’s payments of estimated Reimbursable Operating Costs exceeded Tenant’s actual obligation in respect of such calendar year, Landlord shall accompany said Annual Statement with a payment to Tenant of the amount of such excess. If the Annual Statement shows that Tenant’s payments of estimated Reimbursable Operating Costs were less than its actual obligation in respect of such calendar year, Tenant shall pay said difference to Landlord within thirty (30) days after Tenant’s receipt of the Annual Statement, which obligation shall survive the expiration or sooner termination of the Lease Term. Notwithstanding anything to the contrary contained in this Lease, if Landlord has not provided Tenant with an Annual Statement within eighteen (18) months after the end of the calendar year at issue, Tenant shall not be obligated to pay Reimbursable Operating Costs in excess of the estimated Reimbursable Operating Costs paid by Tenant for such calendar year.
Within ninety (90) days after receipt by Tenant of Landlord’s Annual Statement, any employee of Tenant or a certified public accountant mutually acceptable to Landlord and Tenant (provided such certified public accountant charges for its service on an hourly basis and not based on a percentage of any recovery or similar incentive method and in connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third-party any of the information obtained in connection with such review) shall have the right to inspect the books and records of Landlord applicable to Reimbursable Operating Expenses for the immediately preceding calendar year during the business hours of Landlord and upon not less than ten (10) business days’ advance notice, at Landlord’s office or, at Landlord’s option, such other location as Landlord reasonably may specify, for the purpose of verifying the information contained in the Annual Statement. All expenses of such inspection shall be borne by Tenant unless the inspection shows that Landlord has overcharged Tenant by five percent (5%) or more in which case Landlord shall pay for all third-party audit costs up to a maximum of Five Thousand Dollars ($5,000). If Tenant’s inspection reveals a discrepancy in the Annual Statement, Tenant shall deliver a copy of the inspection report and supporting calculations to Landlord within thirty (30) days after completion of the inspection. If Tenant and Landlord are unable to resolve the discrepancy within thirty (30) days after receipt of the inspection report, either party may upon written notice to the other have the matter decided by an inspection by an independent certified public accounting firm approved by Landlord and Tenant (the “CPA Firm”), which approval shall not be unreasonably withheld or delayed. The

CPA Firm shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby the CPA Firm agrees not to disclose to any third-party any of the information obtained in connection with such review. If the inspection by the CPA Firm shows that the actual amount of Operating Expenses payable by Tenant is greater than the amount previously paid by Tenant for such accounting period, Tenant shall pay Landlord the difference within thirty (30) days after the inspection by the CPA Firm. If the inspection by the CPA firm shows that the actual amount is less than the amount paid by Tenant, then the difference shall be, at Landlord’s option, either returned to Tenant within thirty (30) days after such determination or credited against Tenant’s next payment of Rent due under this Lease. Tenant may not withhold payment of any Reimbursable Operating Expenses pending completion of any inspection or audit of Operating Expenses. Unless Tenant asserts specific errors within ninety (90) days after receipt of the Annual Statement, the Annual Statement shall be deemed correct as between Landlord and Tenant.
D.Reimbursable Operating Costs:
For purposes of calculating Tenant’s Allocable Share of the 2315 Building and Project costs, the term “Reimbursable Operating Costs” is defined as all costs and expenses which are incurred by Landlord in connection with ownership and operation of the 2315 Building or the Project, together with such additional facilities as may be determined by Landlord to be reasonably desirable or necessary to the ownership or operation of the 2315 Building or the Project. Reimbursable Operating Costs shall include, but not be limited to, the following to the extent the obligation therefor is not that of Tenant under the provisions of Section 9.B above: (i) common area utilities, including water, power, telephone, heating, lighting, air conditioning, ventilating, and Premises utilities to the extent not separately metered to the Premises; (ii) common area maintenance and service agreements for the Project and the equipment therein, including without limitation, common area janitorial services, alarm and security services (if Landlord elects to provide such services), cleaning of exterior surfaces of exterior building windows, and maintenance of the sidewalks, landscaping, waterscape, roof membrane, parking areas, driveways, service areas, mechanical rooms, elevators, and the building exteriors; (iii) insurance premiums and costs, including without limitation, the premiums and cost of All Risk or Special Cause of Loss property coverage (or its equivalent or industry replacement) (including Business Interruption), Liability coverage, Environmental Liability coverage and if elected by Landlord, earthquake insurance applicable to the Building or Project; (iv) repairs, replacements and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties other than as Reimbursable Operating Costs, and repairs or alterations attributable solely to tenants of the Project other than Tenant); (v) all real estate taxes and assessment installments and other impositions and charges which may be levied on the Project, upon the occupancy of the Project and including any substitute or additional charges which may be imposed during the Lease Term, or which are applicable to the Lease Term regardless of when imposed, including real estate tax increases due to a sale, transfer or other change of ownership of the Project, as such taxes are levied or appear on the City and County tax bills and assessment rolls; (vi) costs of complying with Sustainability Requirements; (vii) deductibles under insurance policies; (viii) amortization of costs in excess of Fifty Thousand Dollars ($50,000) for the following capital repairs, replacements and improvements to the Project (“Permitted Capital Costs”): (1) capital improvements (excluding therefrom Building Structure capital improvements, the cost of which shall remain the sole obligation of Landlord), (2) modification of existing or construction of additional capital improvements or building service equipment for the purpose of reducing the consumption of utility services or Reimbursable Operating Expenses of the Project, (3) capital improvements required to be constructed in order to comply with any Law not in effect or applicable to the Project as of the date of this Lease, (4) resurfacing of Common Area surface parking lots, (5) replacement of the roof membrane system, (6) repairs and replacements to the Building Systems after the one twelve (12) month warranty period provided by Landlord in Section 7.A; and (7) any capital repairs or capital replacements made by Landlord as part of Landlord’s obligations in the second paragraph of Section 9.A; (ix) the wages and benefits of all employees devoting time on operating or managing the Project, provided that as to any employee who does not devote substantially all of his or her employed time to the Project, that employee’s wages and benefits shall be prorated to reflect the time spent on operating or managing the Project as opposed time spent on matters unrelated to operating and managing the Project; (x) the parking lot and all underground utility facilities servicing the Premises; (xi) intentionally omitted; and (xii) all waterscape, landscaping and shrubbery and (xiii) any of items in Section 9.B above to the extent Landlord has assumed with respect thereto the obligation for cleaning, maintenance, repair and/or replacement. Permitted Capital Costs in excess of Fifty Thousand Dollars ($50,000) shall be amortized over the useful life of the item as reasonably determined by Landlord in accordance with reasonably accepted real estate accounting principles consistently applied, together with interest on the unpaid portion of such expenditure at the lesser of seven percent (7%) or the maximum interest rate permitted by law, and Tenant shall pay such amortized costs on a monthly basis until the earlier of the expiration or earlier termination of this Lease, as it may be extended, and the expiration of the useful life of the capital item. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project. Notwithstanding Landlord’s election to provide security measures for the Project, Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties. This is a “Net” Lease, meaning that Base Monthly Rent is paid to Landlord absolutely net of all costs and expenses, except only those costs which this Lease expressly states shall be paid by Landlord at Landlord’s sole cost. The provision for payment of Reimbursable Operating Costs by means of monthly payment of Tenant’s Allocable Share of Reimbursable Operating Costs is intended to pass on to Tenant and reimburse Landlord for all costs of operating and managing the Project, other than those costs which this Lease expressly states shall be paid by Landlord at Landlord’s sole cost. If less than one hundred percent (100%) of the Project is leased at any time during the Lease Term, Landlord shall adjust Reimbursable Operating Costs to equal Landlord’s reasonable estimate of what Reimbursable Operating Costs would be had one hundred percent (100%) of the Project been leased. If a bill for real property taxes and assessments is received by Landlord within thirty-six (36) months after the expiration or termination of the Lease Term (including without limitation a supplemental tax bill), but is applicable to any tax year within the Lease Term, Tenant shall pay Tenant’s Allocable Share of such taxes and assessments not later than thirty (30) days after Tenant’s receipt of notice of the amount due from Landlord, which obligation shall survive expiration or sooner termination of the Lease Term.
Notwithstanding anything to the contrary contained in this Lease, Reimbursable Operating Expenses shall not include, and Tenant shall not be responsible for: (i) depreciation; (ii) principal payments of mortgage and other non-operating debts of Landlord; (iii) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; (iv) costs in connection with leasing space in the Project, including brokerage commissions, advertising and promotional expenses and the cost to negotiate and execute leases; lease concessions, rental abatements and construction allowances granted to specific tenants; (v) costs incurred in connection with the sale, financing or refinancing of the Premises or Project, including brokerage commissions, consultants’, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes, mortgage taxes and interest charges; (vi) fines, interest and penalties incurred due to any late payment made by Landlord; (vii) costs incurred in the original construction of the Project and costs of repairing, replacing or otherwise correcting defects or deficiencies in the initial design, construction or components of the improvements comprising the Project; (viii) costs incurred in connection with the investigation, removal, remediation or clean-up of Hazardous Materials from the Premises, Project or any portion thereof (including the fees of any environmental consultants); (ix) payment of principal and interest or other finance charges made on any debt and rental payments made under any ground or underlying lease or leases; (x) rental for any space in the Project set aside for conference facilities, storage facilities or exercise facilities; (xi) any "tap fees" or one-time lump sum sewer or water connection fees for the Project payable in connection with the original construction of the Project or any portion thereof; (xii) any capital expenditures, other than Permitted Capital Costs; (xiii) costs incurred for any item to the extent covered by a manufacturer’s, materialman’s, vendor’s or contractor’s warranty and paid by such manufacturer, materialman, vendor or contractor; (xiv) non-cash items such as deductions for depreciation and amortization of the Premises or Project, or the Premises or Project equipment; reserves for maintenance, repairs and replacements or any other purpose, except for amortization specially provided for herein with regards to Permitted Capital Costs; (xv) development fees or impact fees; (xvi) the cost of installing and outfitting a specialty improvement, including, without limitation, an observatory, cafeteria, tanning salon, ATM machine, exercise or fitness facility, or luncheon or recreational club or facility; (xvii) the costs of repair, replacement, or restoration work occasioned by any casualty or condemnation (excluding amounts of deductibles under insurance policies maintained by Landlord (provided, however, that if Tenant’s percentage share of any such deductible is in excess of $25,000.00, Landlord shall amortize the balance of Tenant’s percentage share of such deductible in excess of $25,000.00 in the same manner that Permitted Capital Costs are amortized, and Tenant shall pay such amortized sums on a monthly basis until the earlier of the expiration of the useful life of such repairs and the expiration of the Term, as it may be extended); (xviii)
payments on any mortgages executed by Landlord covering Landlord’s property, any other indebtedness of Landlord, and rental under any ground lease or leases for the Project or the Common Areas; (xix) except for the property management fee, Landlord’s general overhead and any overhead or profit increment to any subsidiary or affiliate of Landlord for services on or to the Premises or Project to the extent that the cost of such service exceeds competitive costs for such services rendered by persons or entities of similar skill, competence and experience other than a subsidiary or affiliate of Landlord; (xx) any costs or expenses representing any amount paid for services and materials to a (personal or business) related person, firm, or entity to the extent such amount exceeds the amount that would have been paid for such service or materials at the then existing market rates in the absence of such relationship; (xxi) compensation paid to any employee of Landlord above the grade of Property Manager/Building Superintendent, including officers and executives of Landlord; (xxii) the cost of any work or service furnished to any tenant or occupant of the Project to a materially greater extent or in a materially more favorable manner than that furnished generally to tenants and other occupants of the Project, or the costs of work or services furnished exclusively for the benefit of any tenant or occupant of the 2315 Building or Project or at such tenant’s cost; (xxiii) the costs and expenses incurred in resolving disputes with other tenants, other occupants, or prospective tenants or occupants of the 2315 Building or Project, collecting rents or otherwise enforcing leases of the tenants of the 2315 Building or Project; (xxiv) the costs of repairs, alterations, and general maintenance necessitated by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors, or the cost of repairs, alterations and general maintenance (excluding deductibles under insurance policies maintained by Landlord) necessitated by the negligence or willful misconduct of any other tenant or occupant of the 2315 Building or Project, or any of their respective agents, employees, contractors, invitees or licensees; (xxv) any amount paid by Landlord by way of any Landlord obligation to provide an indemnity of any thirty party; (xxvi)

any cost for overtime to Landlord in curing defaults by Landlord or any other tenant of the 2315 Building or Project; (xxvii) the costs including fines, penalties, and legal fees incurred due to violations by Landlord, its employees, agents, contractors or assigns, or any other tenant or occupant of the 2315 Building or Project of building codes, any governmental rule or requirement or the terms and conditions of any lease pertaining to the 2315 Building or Project or any other contract; (xxviii) all costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of operating, maintaining, repairing and managing the Project) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses; or (xxix) any of the following tax or assessment expenses: (a) estate, inheritance, transfer, gift or franchise taxes of Landlord or any federal, state or local income, sales or transfer tax, (b) penalties and interest, other than those attributable to Tenant’s failure to timely comply with its obligations pursuant to this Lease, and (c) any real property taxes in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest possible term. Landlord will not collect or be entitled to collect more than one hundred percent (100%) of Reimbursable Operating Expenses actually paid or incurred by Landlord in connection with the operation, maintenance, repair, replacement, security and/or management of the Project in any calendar year (except that Landlord shall be permitted to collect delinquent Operating Expenses owing in any prior calendar year(s)), and Landlord shall make no profit from Landlord’s collection of Operating Expenses (except the foregoing shall not preclude Landlord from receiving the property management fee.
E.Tenant’s Allocable Share:
For purposes of prorating Reimbursable Operating Costs which Tenant shall pay, Tenant’s Allocable Share of (a) Reimbursable Operating Costs specific to the 2315 Building shall be computed by multiplying the Reimbursable Operating Costs specific to the 2315 Building by a fraction, the numerator of which is the rentable square footage of the 2315 Building Premises and the denominator of which is either (i) the total rentable square footage of the 2315 Building, or (ii) the total rentable square footage of the premises of those tenants or occupants that Landlord determines to be benefiting from such service or facility, and (b) Reimbursable Operating Expenses applicable to the entire Project shall be computed by multiplying the Reimbursable Operating Costs specific to the entire Project by a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is either (i) the total rentable square footage of the Project, or (ii) the total rentable square footage of the premises of those tenants or occupants that Landlord determines to be benefiting from such service or facility. Tenant’s obligation to share in Reimbursable Operating Costs shall be adjusted to reflect the Lease Commencement Date and Expiration Date and is subject to recalculation in the event of expansion or contraction of the rentable square footage of the Premises or Project.
F.Waiver of Liability:
Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, excepting any failure due to the gross negligence or willful misconduct of Landlord or any Landlord Related Party, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein as being Landlord’s obligation break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom, except to the extent due to the gross negligence or willful misconduct of Landlord or any Landlord Related Party. Notwithstanding anything to the contrary in this Lease, if there is a material interference with Tenant’s normal business operations resulting from an interruption of utilities or services to the Premises caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Party, then after five (5) business days following Tenant’s notice to Landlord specifying the nature of the interruption (the “Interruption Notice”), in each such event Base Monthly Rent and additional rent shall equitably abate based on the portion of the Premises affected by the interference. Any such abatement shall commence on the sixth (6th) business day following the Interruption Notice if Landlord has not cured such interruption and shall continue until the problem is corrected. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord’s obligation of tenantability and Tenant’s right to make repairs and deduct the cost of such repairs from the rent, and any similar Law now or hereafter in effect. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing excepting any loss or injury due to Landlord's or Landlord's agents' gross negligence or willful misconduct.
11.INSURANCE:
A.Tenant’s Use:
Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of property and liability policies covering the Premises and appurtenances.
B.Landlord’s Insurance:
Landlord agrees to purchase and keep in force All Risk or Special Cause of Loss insurance (or its equivalent or industry replacement) in an amount equal to the replacement cost of the Project (excluding any Tenant Improvements and Alterations that are not typical or customary for office uses or use of existing electronics lab as modified by the Tenant Improvements (“Specialized Tenant Improvements”) and other than Alterations for which Landlord’s consent is not obtained). In addition, Landlord may elect to purchase insurance coverage for perils including earthquake, flood and/or terrorist acts, in amounts and with deductibles reasonably determined by Landlord. Landlord also shall maintain a policy of commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, and Landlord may maintain (i) rental loss insurance covering a minimum of twelve (12) months, and (ii) Environmental Impairment/Pollution Liability coverage. Tenant agrees to pay Landlord as additional rent, within thirty (30) days after receipt of written invoice to Tenant, Tenant’s Allocable Share of the amount of any deductible under such policy, provided that if damage is confined to the Premises, Tenant shall pay the entire deductible to Landlord. It is understood and agreed that Tenant’s obligation to pay insurance premiums under this Section 10.B will be prorated to reflect the Commencement Date and Expiration Date.
C.Tenant’s Insurance:
Tenant agrees, at its sole cost, to insure its personal property, trade fixtures, Specialized Tenant Improvements and other Alterations not required to be insured by Landlord against damage for their full replacement value (without depreciation). Said insurance shall provide All Risk or Special Cause of Loss coverage (or its equivalent or industry replacement) equal to the replacement cost of said property. The property insurance provided by Tenant as required by this paragraph shall be carried in favor of Landlord and Tenant as their respective interests may appear and shall provide that any loss to Alterations shall be adjusted with and be payable to both Landlord and Tenant. Tenant shall deliver a copy of the policy and renewal certificate to Landlord. Tenant agrees, at its sole cost, to obtain and maintain throughout the Lease Term Commercial General Liability insurance for occurrences within the Project with a combined single limit of not less than Five Million Dollars ($5,000,000), worker’s compensation insurance and Employer’s Liability insurance in compliance with statutory requirements. Tenant’s liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an “occurrence” rather than on a “claims made” basis. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named or additional insureds shall not reduce or avoid coverage to the other named or additional insureds. Tenant shall name Landlord, Landlord’s affiliates and property manager and Landlord’s lenders as additional insureds on Tenant’s liability policies and shall name Landlord and Landlord’s lenders as loss payees on its property insurance. Tenant shall provide a waiver of subrogation in favor of Landlord, Landlord’s affiliates and property manager for worker’s compensation and employer’s liability. Tenant shall deliver to Landlord a copy of all required polices and renewal certificates, or other evidence of coverage reasonably acceptable to Landlord, prior to the earlier of the Commencement Date or first entry to ready any portion of the Premises for Tenant’s occupancy, and before expiration of any such policies, but in no event later than five (5) days after the scheduled expiration of such policies. All insurance policies required under this Section 10.C shall provide for thirty (30) days’ prior written notice to Landlord of any cancellation, termination, or reduction in coverage. Notwithstanding the above, Landlord retains the right to have Tenant provide other forms of insurance which may be reasonably required to cover future risks. In no event shall the types or limits of any insurance policies maintained or required to be maintained under this Lease by Tenant or its contractors limit Tenant’s liability under this Lease, including without limitation Tenant’s indemnification, defense and hold harmless obligations.
D.Waiver:
Except as expressly set forth elsewhere in this Lease, Landlord and Tenant hereby waive all tort, contract or other rights each may have against the other on account of any property loss or damage sustained by Landlord or Tenant, as the case may be, to the Premises or its contents, or the other Project improvements, which may arise from any risk to the extent covered by their respective property insurance policies (or to the extent they would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above; provided that such waiver shall be effective only to the extent permitted by the insurance covering such loss or, if insurance is required by this Lease but not obtained, permitted by the insurance that would cover such loss if such insurance were obtained as required by this Lease. The Parties shall each obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be, with respect to the property insurance maintained with respect to this Lease.
12.TAXES:
Tenant shall be liable for and shall pay as additional rent, prior to delinquency, all taxes and assessments levied against Tenant’s personal property and all Alterations including, but not limited to, all trade or business fixtures. In accordance with California Revenue and Taxation Code Section 2188.2, upon completion of any and all Alterations, and before the next occurring tax lien date applicable to such Alterations, Tenant shall file a written statement with the applicable tax assessor attesting to the separate ownership of such Alterations by the Tenant during the term of this Lease. All real estate taxes shall be prorated to reflect the Commencement Date and

Expiration Date. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or buildings, Tenant shall pay and discharge its Allocable Share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its Allocable Share of such tax on behalf of Landlord, then at Landlord’s sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services, and Landlord shall credit to Tenant Tenant’s Allocable Share of such recovery to Reimbursable Project Expenses next coming due.
13.UTILITIES:
Each Building is separately metered for utilities. Tenant shall arrange for and pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company’s failure to furnish services or utilities to the Premises or any other portion of the Project, and, except to the extent set forth in Section 9.F. above, no failure or shortage shall entitle Tenant to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease or affect the continued effectiveness of this Lease. Tenant acknowledges that the Premises and/or the Project may become subject to the rationing of utility services or restrictions on utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises and/or the Project, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions.
As used in this Lease, “Ordinary Business Hours means the hours of 7:00 a.m. until 6:00 p.m. Monday through Friday, except holidays observed by the federal and/or State of California governments.
Except as expressly provided above in Section 7.A and the paragraph that follows this one, Landlord makes no representation with respect to the adequacy or fitness of the air-conditioning or ventilation equipment serving the Building to maintain temperatures which may be required for, or because of, any equipment of Tenant, and Landlord shall have no liability for loss or damage in connection therewith. Neither Tenant nor Tenant’s Agents shall at any time enter, adjust, tamper with, touch or otherwise in any manner affect the mechanical installations or facilities of the 2315 Building, unless and until Tenant leases the entire 2315 Building.
As part of Landlord’s obligations pursuant to Section 7.A. above, Landlord shall warrant all of the heating, ventilation and air-conditioning equipment serving the Premises for a period of twelve (12) months following the Commencement Date. Any HVAC unit serving the Premises that has a remaining useful life of ten (10) years from the Commencement Date will be replaced, if replacement is required, by Landlord at Landlord’s sole cost and expense.
Tenant acknowledges that applicable laws (including, but not limited to, California Public Resources Code §25402.10, or any successor or replacement statutes or laws or implementing regulations) may require disclosure of certain energy consumption data for the Premises. Tenant agrees to retain and, on request, provide Landlord with information about Tenant’s energy consumption as may reasonably be necessary, including, but not limited to, copies of bills received by Tenant or any occupant of the Premises from electricity, natural gas, water and other utility providers (each a “Utility Provider”, and collectively, “Utility Providers”) relating to the use of utilities at the Premises (collectively, “Utility Bills”) not later than thirty (30) days after delivery of Landlord’s written request for Utility Bills to Tenant.  Tenant authorizes Landlord to receive aggregated energy usage data or, where applicable, individual customer usage information, including, but not limited to, copies of Utility Bills, relating to the Premises and Tenant’s occupancy thereof. Tenant agrees this Section 12 shall constitute written consent and authorization by Tenant for the purpose of California Public Resources Code §25402.10, or any successor or replacement statutes or laws, and any implementing regulations. Tenant further agrees, within thirty (30) days after receipt of Landlord’s written request, to provide, and shall cause any occupant of the Premises who contracts with Utility Providers for utilities provided to the Premises to provide, any additional written or electronic consent in form reasonably requested by Landlord or required by a Utility Provider for the delivery of the Tenant’s energy usage data to the Landlord, its agent or operator, or utility, or such other instruments as may be required to expedite the data collection process or enable Landlord to obtain such information from the Utility Providers. In addition, from time to time within thirty (30) days after delivery of Landlord’s written request, Tenant shall provide, and shall cause any occupant of the Premises to provide, to Landlord such other information required to enable Landlord to comply with any energy usage reporting requirements or otherwise identify utility usage at the Premises (such as, but not limited to, weekly hours of operation, number of employees, and on-site equipment and energy using fixtures). Landlord shall have the right to use utility usage data received by Landlord with respect to the Premises and/or Project for benchmarking or other reporting purposes, and may disclose such data to prospective buyers, tenants and lenders of the Premises and/or Project.
Subject to Tenant’s roof rights pursuant to Section 3.F. above, Landlord shall have the right to install and maintain renewable energy systems on the roof of the 2315 Building, in the Common Area of the Project or on property adjacent to the Project that is owned by Landlord or an affiliate of Landlord, specifically including solar panels and wind or geothermal turbines, provided that the installation and maintenance of any such systems also do not materially adversely interfere with Tenant’s use of the Premises or the Common Area. In the event of such installation, at Landlord’s option, Tenant agrees to purchase its energy from such sources to the extent permitted by applicable law and provided that Tenant is charged competitive rates for such energy which is less than the rates charged by the public utility that otherwise would be providing power to the Premises.
14.TOXIC WASTE AND ENVIRONMENTAL DAMAGE:
A.Use of Hazardous Materials:
Without the prior written consent of Landlord, neither Tenant, nor any subtenant of the Premises (of any tier in the chain of title) or any of Tenant’s or such subtenant’s agents, employees, representatives, affiliates, architects, contractors (including without limitation subcontractors of all tiers), suppliers, vendors, subtenants, licensees or invitees (collectively “Tenant’s Agents”), shall cause or permit any Hazardous Materials, as defined below, to be generated, brought onto, used, stored, created, released or disposed of in or about the Premises or Project, except that Tenant may use and store small quantities of common household cleaners and office supplies on the Premises provided such use and storage is in strict compliance with all Environmental Laws, as defined below. As used herein, the term “Hazardous Materials” shall mean any and all substances, materials or wastes (whether liquid, solid or gaseous), which are a pollutant or contaminant, or which are hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which present a risk to public health or the environment, or which are or may become regulated by or under the authority of any Environmental Laws, including, without limitation, asbestos or asbestos containing materials, petroleum products, pesticides, polychlorinated biphenyls, flammable explosives, radioactive materials and urea formaldehyde. As used herein, the term “Environmental Laws” shall mean any present or future federal, state or local Laws, whether common law, statute, rule, regulation or ordinance, judgment, order, or other governmental restriction, guideline, listing or requirement, relating to the environment or any Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., and applicable provisions of the California Health and Safety Code and the California Water Code, all as heretofore or hereafter may be amended from time to time. In order to obtain Landlord’s consent, Tenant shall deliver to Landlord its written proposal describing the types and quantities Hazardous Materials to be brought onto the Premises, measures to be taken for storage and disposal thereof, and safety measures to be employed to prevent pollution or contamination of the air, soil, surface and ground water. Landlord’s approval may be withheld in its reasonable judgment. Without diminishing Tenant’s obligation to obtain Landlord’s consent to Tenant’s use of Hazardous Materials on the Premises where this Lease requires such consent, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Materials including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal Laws and provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits and management plans required for the use, storage and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises and Project free from any and all Hazardous Materials generated, brought, used, stored, created, released, or disposed of by Tenant or Tenant’s Agents or by anyone else (other than Landlord or Landlord’s agents, employees or contractors)
coming onto the Premises; and (v) properly close the facility with regard to Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtaining a closure certificate from the local administering agency prior to the expiration or sooner termination of this Lease.
B.Tenant’s Indemnity Regarding Hazardous Materials:
Tenant shall, at its sole cost and expense and with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and the Landlord Related Parties from and against any and all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys’ fees) incurred or suffered arising from generating, bringing, using, storing, creating, releasing or disposing of Hazardous Materials in or about the Premises or Project by Tenant or Tenant’s Agents, or the violation of any Governmental Regulation or Environmental Laws by Tenant or Tenant’s Agents. This indemnification, defense and hold harmless obligation applies whether or not the concentrations of any such Hazardous Materials exceed applicable maximum contaminant or action levels or any governmental agency has issued a cleanup order. Tenant’s indemnification, defense, and hold harmless obligations include, without limitation, the following: (i) claims, liabilities, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under present or future Laws, including Environmental Laws; (ii) claims, liabilities, costs or expenses pertaining to the assessment and identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) losses attributable to diminution in the value of the Premises or Project (iv) loss or restriction of use of rentable space in the Building or Project; (v) adverse effect on the marketing of any space in the Project; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation. This Section 13.B shall survive the expiration or termination of this Lease.
To the best knowledge of Landlord and except as set forth in the environmental reports on the Project that Landlord made available to Tenant for review prior do the date of this Lease, (i) no Hazardous Materials are present in, on or under the Premises or the Project, or the soil, surface water or groundwater thereof, in violation of any applicable Environmental Law; (ii) no underground storage tanks are present on the Project site; and (iii) no action, proceeding or claim is pending or threatened regarding the Premises or the Project concerning any Hazardous Materials or pursuant to any Environmental Laws.
Notwithstanding the foregoing or anything to the contrary contained in this Lease, under no circumstance shall Tenant be liable for any losses, costs, claims, liabilities or damages (including attorneys’ and consultants’ fees) of any type or nature, directly or indirectly arising out of or in connection with any Hazardous Materials present at any time on, in, under or about the Premises or the Project, or the soils, surface water or groundwater thereof, or the violation of any Environmental Laws, except to the extent that any of the foregoing actually results from the storage, use, release or disposal of Hazardous Materials by Tenant or its agents, employees, contractors, invitees, subtenants or assignees in violation of applicable environmental Laws.
C.Notice of Release or Violation:
If, during the Lease Term (including any extensions), Tenant becomes aware of (i) any actual or threatened release of any Hazardous Materials on, under or about the Premises or Project or (ii) any inquiry, investigation, proceeding, claim, notice or order by any private or public person or entity regarding the presence of Hazardous Materials on, under or about the Premises or Project, including without limitation alleged violations of Environmental Laws by Tenant or Tenant’s Agents, Tenant shall give Landlord written notice of the release or investigation within five (5) days after learning of it and shall simultaneously and thereafter furnish Landlord with copies of any claims, notices of violation, reports, or other writings received by Tenant concerning the release or investigation. In the event of an actual release of Hazardous Materials, Tenant shall also give Landlord immediate verbal notice of such release. In the event of any release on or into the Premises or any portion of the Project or into the soil or ground water under the Premises or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant’s Agents, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and any lender designated by Landlord to attempt to eliminate and mitigate any financial exposure to such lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Project has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable Laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under Section 13.B of this Lease to indemnify, defend and hold Landlord and the Landlord Related Parties harmless. Tenant shall provide Landlord prompt written notice of Tenant’s monitoring, cleanup and remedial steps. In the absence of an order of any federal, state or local governmental or quasi-

governmental agency relating to the cleanup, remediation or other response action required by applicable Laws, any dispute arising between Landlord and Tenant concerning Tenant’s obligation to Landlord under this Section 13.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by arbitration pursuant to this Lease.
D.Remediation Obligations:
In the event of any release on, under or about the Premises or the Project of any Hazardous Materials generated, brought onto, used, stored, created or disposed of by Tenant or Tenant’s Agents coming onto the Premises, Tenant shall, at its sole cost, promptly take all necessary and appropriate actions, in compliance with applicable Environmental Laws, to remove or remediate such Hazardous Materials, whether or not any governmental agency has issued a cleanup order, so as to return the Premises and Project to the condition that existed before the introduction of such Hazardous Materials. Tenant shall obtain Landlord’s written consent prior to implementing any proposed removal or remedial action, provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s written consent. Nothing in the preceding sentence shall in any way eliminate, modify or reduce the obligation of Tenant under 13.B of this Lease to indemnify, defend and hold Landlord and the Landlord Related Parties harmless.
E.Environmental Monitoring:
Landlord and its agents and consultants shall have the right, upon reasonable prior notice except in the case of emergency, to inspect, investigate, sample and monitor the Premises, including any air, soil, water, ground water, or to conduct any other sampling or testing, digging, drilling or analysis, to determine whether Tenant is complying with the terms of this Section 13. If Landlord reasonably determines that Tenant is not in compliance with the terms of this Section 13, all costs incurred by Landlord in determining Tenant’s non- compliance, including attorneys’, consultants’ and experts’ fees, shall be due and payable by Tenant to Landlord within thirty (30) days following receipt of Landlord’s written demand therefor, together with reasonable supporting documentation.
15.TENANT’S DEFAULT
A.Events of Default
The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant’s failure to pay the Base Monthly Rent or any other payment due under this Lease (including additional rent) by the date such amount is due; provided, however, that that not more than once in any period of twelve (12) consecutive months Landlord shall provide Tenant with three (3) days’ written notice that such Base Monthly Rent or other sum due from Tenant is past due and Tenant shall not be in default hereunder if Tenant pays such delinquent payment within the three (3)- day period; (ii) intentionally omitted; (iii) Tenant’s failure to deliver to Landlord any document or agreement required to be delivered by Tenant pursuant to Sections 3.D, 20.H, 20.K, 20.T within the time required by those Sections, or failure to discharge any liens within the time required by Section 8.B, or failure to deliver any evidence of insurance within the time required by this Lease, where such failure continues for three (3) business days after notice of the failure has been delivered to Tenant; (iv) Tenant’s failure to observe and perform any other required provision of this Lease, or the occurrence of any other event described as a default in other Sections of this Lease or any amendment to this Lease, where such failure or default continues for thirty (30) days after written notice from Landlord (provided, however, that Tenant shall not be in default hereunder if the default is incapable of cure within thirty (30) days and Tenant commences the cure within the thirty (30) day period and thereafter diligently prosecutes the cure to completion within ninety (90) days after written notice from Landlord), except that if this Lease expressly provides that no notice or cure is required for a breach or default to exist then such notice requirement and thirty (30) day cure period shall not apply; (v) Tenant’s making of any general assignment for the benefit of creditors; (vi) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days after the filing); (vii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (viii) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days.
B.Remedies:
In the event of any default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) broker’s fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term “rent”, as used in this Lease, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, “worth at the time of award” shall be computed by allowing interest at a rate equal to the greater of the following (the “Agreed Interest Rate”) (i) the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum, as of the twenty-fifty (25th) day of the month immediately preceding Tenant’s default, on advances to member banks under Section 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended, or (ii) eight percent (8%) per annum. As used in (iii) above, “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent. Furthermore, in the event of a default as described in clause (v), (vi), (vii) or (viii) in Section 14.A above, Landlord reserves the right to compensation for all damages and costs incurred by Landlord as a result of Tenant’s default, including without limitation those based upon a tort claim or contractual claim, and without any cap other than that imposed by the United States Bankruptcy Code (as amended, and as interpreted by case law, the “Code”) with respect to rent, as defined in the Code. Tenant hereby waives the protection of any limitation in the Code imposed upon such damages to the extent such waiver is enforceable under the Code, and Tenant hereby agrees that the Security Deposit may be retained by Landlord for purposes of compensation for any and all tort or contractual or other claims by Landlord against Tenant. Any obligation Landlord may have to mitigate damages upon a termination due to Tenant’s default shall not include the obligation to relet the Premises if Landlord has other comparable available space within the Project.

C.Right to Re-enter:
In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property in accordance with applicable Laws. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord, in any manner permitted by Laws.
D.Continuation of Lease:
If Landlord does not elect to terminate this Lease as provided in Section 14.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply, this Lease shall continue in effect, and Landlord may enforce all of its rights and remedies under this Lease, including without limitation, the right to recover payment of rent as it becomes due.
E.No Termination:
Neither efforts by Landlord to mitigate damages caused by a breach or default of Tenant, nor acts of maintenance or preservation or efforts to relet the Premises shall constitute an election by Landlord to terminate the Lease or a termination of Tenant’s right to possession of the Premises.
F.Non-Waiver:
Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving
Tenant any further notice or demand. Furthermore, Landlord’s acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant’s tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord or Tenant of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord or Tenant shall impair such right or remedy or be construed as a waiver thereof by Landlord or Tenant. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord’s consent to or approval of any act by Tenant which requires Landlord’s consent or approvals shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or subtenants, or may, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenants
G.Performance by Landlord:
If Tenant fails to perform any obligation required under this Lease or by Laws, Landlord in its sole and absolute discretion may, with three (3) days’ prior notice, but without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed

Interest Rate within thirty (30) days of receipt of Landlord’s written notice for such payment, together with reasonable documentation therefor.
H.Habitual Default:
The provisions of Section 14 notwithstanding, the Parties agree that if Tenant shall have been in material monetary default for three (3) or more times during any twelve (12) month period during the Lease Term, then such conduct shall, at the election of the Landlord, represent a separate event of default which cannot be cured by Tenant. Tenant acknowledges that the purpose of this provision is to prevent repetitive defaults by Tenant, which work a hardship upon Landlord and deprive Landlord of Tenant’s timely performance under this Lease.
I.Consequential Damages.
Notwithstanding anything to the contrary contained in this Lease, except with respect to Tenant’s obligations pursuant to Section 7.C. above, “Failure to Surrender”, Article 13 above, “Toxic Waste and Environmental Damage” and in connection with Tenant’s indemnity obligations to Landlord relating to third-party claims in this Lease, in no event shall either Tenant be liable to Landlord for any indirect, consequential, special, exemplary, incidental or punitive damages arising from or relating to this Lease.
16.LANDLORD’S LIABILITY:
A.Limitation on Landlord’s Liability:
In the event of Landlord’s failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail or nationally recognized overnight courier to any person or entity with a security interest in the Premises (“Mortgagee”) that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an express third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law relating to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee’s interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant further waives all rights to terminate this Lease and to vacate the Premises on Landlord’s default under this Lease, the Parties having agreed that Tenant’s remedies in the event of a Landlord default shall be limited to those expressly set forth in this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief; provided, however, Landlord and the Landlord Related Parties shall not be liable to Tenant for any consequential damages suffered or incurred by Tenant on account of Landlord’s default including, without limitation, on account of lost profits or the interruption of Tenant’s business. To the fullest extent allowed by Laws, except for personal injury not covered by Tenant’s insurance and to the extent caused by the gross negligence or willful misconduct of Landlord or the Landlord Related Parties, Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise, or other property of Tenant, Tenant’s employees, invitees, customers, or any other person in or about the Premises or the Project, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents, contractors, or any other person in or about the Premises or Project, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water, or rain, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. To the fullest extent allowed by Laws, Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, occupant, or user of the Project, nor from the failure of Landlord to enforce the provisions of any other lease of the Project.
B.Limitation on Tenant’s Recourse:
If Landlord is a corporation, trust, partnership, limited liability company, joint venture, unincorporated association or other form of business entity, then the obligations of Landlord shall not constitute personal obligations of the Landlord Related Parties. If Tenant is a corporation, trust, partnership, limited liability company, joint venture, unincorporated association or other form of business entity, then the obligations of Tenant shall not constitute personal obligations of Tenant or Tenant’s officers, directors or shareholders. Tenant shall have recourse only to the interest of Landlord in the Premises (and the rents and proceeds from the Premises) for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.
C.Indemnification of Landlord:
As a material part of the consideration rendered to Landlord, to the fullest extent allowed by Laws, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises or Project, from any cause arising at any time (including without limitation the sole, active or passive negligence or other acts or omissions of Landlord or the
Landlord Related Parties, but excluding the gross negligence of Landlord or the Landlord Related Parties as it relates to injuries to persons in or about the Premises or Project). Except to the extent due to the negligence or willful misconduct of Landlord, Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and the Landlord Related Parties harmless from and against all third-party claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) incurred or suffered arising from the use or occupancy of the Premises or any part of the Project by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, Tenant’s breach of this Lease, or any damage or injury to person or property located on the Project caused by Tenant or Tenant’s Agents. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant or Tenant’s Agents, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) incurred in connection with such litigation.
17.DESTRUCTION OF PREMISES:
A.Landlord’s Obligation to Restore:
Subject to Article 9 above, in the event of damage or destruction of the Premises during the Lease Term (other than Tenant’s Specialized Tenant Improvements and other than those Alterations for which Landlord’s consent was not obtained) Landlord, and Tenant (as to Alterations for which Landlord’s consent was not obtained and Specialized Tenant Improvements, provided that in no event shall Tenant perform any work in violation of the other Sections of this Lease), shall repair the same to a similar condition to that which existed prior to such damage or destruction, to the extent legally allowed, subject to this Section 16 below. Except as expressly provided for in this Section 16, such damage or destruction shall not annul or void this Lease, however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent while repairs are being made, such proportionate reduction to be based upon the extent to which Tenant is unable to use the Premises during such repairs, as reasonably determined by Landlord. In no event shall Landlord be required to replace or restore Alterations for which Landlord’s consent was not obtained, Specialized Tenant Improvements or Tenant’s trade fixtures or personal property.
B.Limitations on Landlord’s Restoration Obligation:
Notwithstanding the provisions of Section 16.A above, Landlord shall have no obligation to repair or restore the Premises if any of the following occur: (i) if Landlord estimates the repairs cannot be made in three hundred sixty-five (365) days from the date of the casualty, (ii) if the holder of the first deed of trust or mortgage encumbering the Project elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance maintained by Landlord (unless the lack of insurance proceeds results from Landlord’s failure to carry the insurance required to be carried by Landlord pursuant to this Lease, in which case Landlord shall not be released from its obligations set forth in Section 16.A.), (iv) the damage or destruction occurs in the last twelve (12) months of the Lease Term (taking into consideration all Options then exercised by Tenant) and the repairs will take over thirty (30) days to complete, (v) Tenant is in default beyond the applicable notice and cure periods pursuant to the provisions of Section 14, or (vi) Tenant has vacated the Premises for more than ninety (90) days. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction. If Landlord elects to repair or restore, this Lease shall continue in full force and effect. Except as set forth in this Article, Tenant hereby waives the benefits and rights provided to Tenant by the provisions of Civil Code Sections
1932 and 1933, or any similar Law now or hereafter in effect.
C.Tenant’s Termination Rights.
Notwithstanding anything to the contrary contained in this Lease, if Tenant is not then in default beyond the applicable notice and cure periods pursuant to the provisions of Section 14, Tenant shall have the right by written notice to Landlord effective upon the date thereof, to terminate this Lease (i) if twenty-five percent (25%) or more of the 2345 Building, and/or twenty-five percent (25%) or more of the 2315 Building Premises is damaged or destroyed; or (ii) if the damage or destruction occurs during the last twelve (12) months of the Term and the repairs will take over thirty (30) days to complete; or (iii) if Landlord commences the restoration of the Premises but fails to complete the restoration within eighteen (18) months thereafter.
18.CONDEMNATION:
If twenty-five percent or more of the 2345 Building and/or twenty-five percent (25%) or more of the 2315 Building Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof Tenant shall have the right to terminate this Lease as of the day before title vests in the condemnor or purchaser (“Vesting Date”) and Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the percentage of the part remaining after such taking bears to the percentage of the entire Premises prior to such taking, as reasonably determined by Landlord. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; except Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for the unamortized cost of any Specialized Tenant Improvements and Alterations paid for by Tenant and not paid or reimbursed through the Work Allowance, and for Tenant’s relocation and moving costs. If there is a taking of any parking areas within the Project, and substitute parking cannot be provided within the

Project by means of restriping the remaining existing parking areas within the Project, then the parking allocated to Tenant under this Lease shall be proportionately reduced. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any similar Law now or hereafter in effect, and the provisions of this Section 17 shall govern in the case of a taking.
19.ASSIGNMENT OR SUBLEASE:
A.Consent by Landlord:
Except as specifically provided in Section 18.E below, Tenant may not voluntarily, involuntarily or by operation of law, assign, sell or otherwise transfer all or any part of Tenant’s interest in this Lease or in the Premises, cause or permit any part of the Premises to be sublet, occupied or used by anyone other than Tenant, or permit any person to succeed to any interest in this Lease or the Premises (all of the foregoing being a “Transfer”) without the express written consent of Landlord, and no partial assignment of Tenant’s rights or obligations under this Lease shall be allowed under any circumstances. In the event Tenant desires to effectuate a Transfer, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed transferee, (ii) current financial statements of the transferee covering the preceding three (3) years (if the transferee has been in business for three (3) years), (iii) the nature of the proposed transferee’s business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant (unless Tenant is then a public company whose shares are traded over a public exchange in the United States of America (a “Public Exchange”)). Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord’s request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed Transfer. Landlord shall have a thirty (30)- day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) terminate this Lease if Tenant proposes to assign this Lease to a party other than a Permitted Transferee; or (w) terminate this Lease with respect to the 2345 Building if Tenant proposes to sublease substantially the entirety of the 2345 Building for substantially the balance of the Term, (x) terminate this Lease with respect to the 2315 Building Premises if Tenant proposes to sublease substantially the entirety of the 2315 Building Premises for substantially the balance of the Term; (y) terminate this Lease with respect to Horn House if Tenant proposes to sublease Horn House for substantially the balance of the Term, or (z) terminate this Lease with respect to the Premises if Tenant proposes to sublease the entirety of the Premises for substantially the balance of the Term, (ii) permit Tenant to Transfer such space to the named transferee on the terms and conditions set forth in the notice; or (iii) refuse consent. In the event that Landlord elects to refuse consent, Landlord shall so notify Tenant in writing and provide Landlord’s reasoning for electing to refuse consent. In the event Landlord elects option (i) above, this Lease shall expire with respect to the Premises, or such part of the Premises, as applicable, on the date upon which the proposed Transfer was to commence, and from such date forward, Base Monthly Rent shall be adjusted based on the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises before exercise of Landlord’s election to terminate, and Tenant’s Allocable Share of all other costs and charges shall be adjusted in accordance with Section 9.E based upon the remaining rentable area of the Premises. In the event Landlord does not elect to terminate this Lease as set forth in this Section 18.A., Landlord’s consent to the proposed Transfer shall not be unreasonably withheld, conditioned or delayed, provided and upon the condition that: (i) the proposed transferee is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed transferee is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed transfer agreement, if it is a sublease, conforms to the requirements of Section 18.I below or if it is an assignment, is in a form reasonably satisfactory to Landlord; (iv) the proposed Transfer will not result in there being greater than four (4) subtenants or other occupants (not including employees) within the 2345 Building, or two (2) subtenants in the 2315 Building or one (1) subtenant in the Horn House at any time during the Lease Term; (v) Tenant reimburses Landlord within thirty (30) days after receipt of written demand for all actual and reasonable costs that may be incurred by Landlord in connection with said Transfer, including the costs of making investigations as to the acceptability of the proposed transferee and legal costs incurred in connection with the granting or denial of any requested consent, provided that such costs shall not exceed $5,000.00 per request for consent; and (vi) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord shall be deemed reasonable in withholding its consent if it does so for any of the following reasons: (i)  intentionally omitted; or (ii) intentionally omitted; or (iii) any one or more of the requirements described in (i) through (vi) of the prior sentence has not been met. In the event all or any one of the foregoing conditions are not satisfied (without limiting other reasonable factors that reasonably may be considered or conditions that may be imposed by Landlord in connection with a requested Transfer), Landlord shall be considered to have acted reasonably if it withholds its consent. Tenant shall not hypothecate, mortgage, pledge or otherwise encumber Tenant’s interest in this Lease or the Premises or otherwise use the Lease as a security device in any manner without the consent of Landlord, (all of the foregoing being an “Hypothecation”) which consent Landlord may withhold in its sole and absolute discretion. Tenant shall reimburse Landlord on demand for all costs that may be incurred by Landlord in connection with an Hypothecation, including legal costs incurred in connection with the granting or denial of any requested consent. Landlord’s consent to one or more Transfers or
Hypothecations shall not operate to waive Tenant’s obligation to obtain Landlord’s consent to other Transfers or Hypothecations nor constitute consent to an assignment or other Transfer following foreclosure of any permitted lien, mortgage or other encumbrance. If Tenant is a corporation, limited liability company, unincorporated association, partnership or other legal entity, the sale, assignment, cancellation, surrender, exchange, conversion or any other transfer or hypothecation of any stock, membership or other ownership interest in such entity (whether occurring at one time or over a period of time) in the aggregate of more than fifty percent (50%) (determined cumulatively) shall be deemed an assignment of this Lease; in the case of a partnership, any withdrawal or substitution (whether occurring at one time or over a period of time) of any partners owning fifty percent (50%) or more (cumulatively) of the partnership, or the dissolution of the partnership shall be deemed an assignment of this Lease; provided that the foregoing provisions of this sentence shall not apply to a transfer of stock in a corporation whose stock is publicly traded on a Public Exchange if the transfer of stock is not in connection with a transaction or series of transaction which would result in Tenant no longer being publicly traded on a Public Exchange. If Tenant is an entity, any sale of all or substantially all of its assets shall be deemed an assignment of this Lease. If Tenant is a corporation whose stock is not publicly traded on a Public Exchange, any dissolution, merger, consolidation or reorganization of Tenant shall be deemed a Transfer. Tenant acknowledges and agrees that the provision of this Section 18 are not unreasonable standards or conditions for purposes of Section 1951.4 of the California Civil Code, as amended from time to time, under bankruptcy laws, or for any other purpose.
B.Assignment or Subletting Consideration:
Landlord and Tenant hereby agree that fifty percent (50%) of any rent or other economic consideration (including without limitation, payments for trade fixtures and personal property in excess of the fair market value thereof, stock, warrants, and options) in excess of the Rent payable hereunder (after deducting therefrom Reasonable Transfer Costs (defined below)) realized by Tenant in connection with any Transfer by Tenant shall be paid by Tenant to Landlord promptly after such amounts are paid to Tenant. As used in this Section 18.B, “Reasonable Transfer Costs” shall mean the following costs, to the extent reasonably incurred in connection with the Transfer in question: (i) advertising costs and brokerage commissions payable to unaffiliated third parties, (ii) legal fees, and (iii) tenant improvement costs incurred by Tenant solely in connection with such Transfer. In the case of a Transfer other than an assignment of Tenant’s entire interest in the Lease and Premises, Reasonable Transfer Costs shall be amortized on a straight-line basis, without interest, over the initial term of the Transfer. Tenant’s obligation to pay over Landlord’s portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord’s right to terminate the Lease and relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the Parties to be commercially reasonable. No Transfer by Tenant shall relieve it of any obligation under this Lease. Any Transfer which conflicts with the provisions of this Lease shall be voidable by Landlord at any time following such Transfer.
C.No Release:
Any Transfer shall be made only if and shall not be effective until the transferee shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, whereby the transferee, in the event of an assignment of this Lease, shall assume all the obligations of this Lease on the part of Tenant to be performed or observed to the extent of the interest being transferred, and in the event of a sublease the transferee shall be subject to the provisions of Section 18.I. below. Notwithstanding any Transfer and the acceptance of rent or other sums by Landlord from any transferee, unless, in the event of an assignment of this Lease, Landlord agrees, in Landlord’s sole and absolute discretion, in writing to release Tenant from such obligations, Tenant shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any transferee or any other person claiming under or through any transferee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) resulting from any claims that may be made against Landlord by the proposed transferee or by any real estate brokers or other persons claiming compensation in connection with the proposed Transfer.
D.Reorganization of Tenant:
Except with respect to a Permitted Transfer pursuant to Section 18.E. of this Lease, in which event this provision shall not apply, , the provisions of this Section 18.D shall apply if: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving company, or there is a sale of all or substantially all of the assets of Tenant, or (ii) there is a sale, cancellation, surrender, exchange, conversion or any other transfer of stock involving or consisting of more than fifty percent (50%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or a transfer of more than a fifty percent (50%) ownership interest in
Tenant (where Tenant is not a corporation), or there is any merger, consolidation or other reorganization of or affecting Tenant (other than one described in (i) immediately above), whether the foregoing occurs in a single transaction or in multiple steps. In a transaction under clause (i) of this Section 18.D, the surviving or acquiring corporation or entity (“Surviving Entity”) shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which the Surviving Entity assumes the obligations of Tenant hereunder. In a transaction or series of transactions under clause (ii) of this Section 18.D, the entities which as a result of such transaction(s) own a greater than fifty percent (50%) interest in Tenant (including, without limitation as a result of a reverse triangular merger or a triangular merger) (collectively the “Acquiring Entity”) shall promptly execute and deliver to Landlord a guaranty of lease in form reasonably satisfactory to Landlord under which the Acquiring Entity guarantees the full payment and performance of the obligations of Tenant under the Lease (“Lease Guaranty”). The foregoing notwithstanding, as to all transactions described in this Section 18.D, if the Surviving Entity or Acquiring Entity is itself not a publicly-traded company, but is instead the subsidiary of or owned (directly or indirectly) by a publicly-traded company (or a subsidiary of a subsidiary of a publicly-traded company, or a subsidiary in a chain of entities in which one or more parent companies are publicly traded), then each publicly-traded parent company in such chain shall also be required to execute and deliver to Landlord the Lease Guaranty. In addition, in the event that after such acquisition Tenant does not prepare audited financial statements, then in addition to the financial statements required to be delivered by Tenant hereunder, each entity required to execute the Lease Guaranty shall provide Landlord its audited financial statements at the times and in the manner required of Tenant hereunder. Without limiting the foregoing requirements, it is the intent of the parties that after such any transaction or series of transactions described in this Section 18.D, Landlord shall be entitled to rely on the creditworthiness of publicly-traded companies and to receive audited financial information from publicly-traded companies to the extent
Tenant is owned, directly or indirectly, by a publicly-traded company.
E.Permitted Transfers
Provided that Tenant otherwise complies with the provisions of Section 18.C. above, Tenant may enter into any of the following Transfers described in this Section 18.E (a “Permitted Transfer”) without Landlord’s prior consent, provided however that Tenant shall notify Landlord of any such Transfer not later than ten (10) business days after the effective date of such Transfer. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation or other entity which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than fifty percent (50%); (ii) a corporation or other entity which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation or entity, so long as the surviving corporation or entity has a net worth at the time of such assignment or sublease that is sufficient, in Landlord’s reasonable judgment, to permit the Permitted Transferee to perform the remaining obligation under this Lease; and (iii) a corporation or other entity which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring corporation or entity has a net worth at the time of such assignment or sublease that is sufficient, in Landlord’s reasonable judgment, to permit the Permitted Transferee to perform the remaining obligation under this Lease. Any transferee pursuant to this Section 18.E is referred to elsewhere in this Lease as a “Permitted Transferee”. Any transferee pursuant to an assignment of all of Tenant’s interest in this Lease pursuant to this Section 18.E above is referred to elsewhere in this Lease as a “Permitted Assignee”. For purposes of this Lease, a transfer or issuance of Tenant’s stock over any Public Exchange (subject to the provisions of Section 18.A. above) shall not be deemed an assignment, subletting or other transfer of this Lease or the Premises requiring Landlord's consent. Any right of Landlord to recapture the Premises or receive excess rentals or other consideration shall not apply to a Permitted Transfer. If the original Tenant survives the Permitted Transfer, the original Tenant shall not be released from its liabilities and obligations under this Lease following the Permitted Transfer and shall remain fully liable for all of Tenant’s obligations under this Lease.
F.Effect of Default:
In the event of Tenant’s default, beyond applicable notice and cure periods, Tenant hereby assigns all amounts due to Tenant from any Transfer as security for performance of Tenant’s obligations under this Lease, and Landlord as assignee of Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such amounts and apply it toward Tenant’s obligations under this Lease, except that Tenant may collect such amounts unless a default occurs as described in Section 14 above. Landlord’s collection of any amounts due from a Transfer shall not constitute an acceptance by Landlord of attornment by any subtenants, and upon Tenant’s default Landlord shall have all rights provided by this Lease and applicable Laws, including without limitation terminating this Lease and any or all occupants’ rights to possession of the Premises as Landlord shall determine in Landlord’s sole and absolute discretion. A termination of the Lease due to Tenant’s default shall not automatically terminate a Transfer then in existence; rather at Landlord’s election (1) such Transfer shall survive the Lease termination, (2) the transferee shall attorn to Landlord, and (3) Landlord shall undertake the obligations of Tenant under the transfer agreement; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the transferee, or for any acts or omissions of Tenant and Tenant’s Agents.
G.Conveyance by Landlord:
In the event of any transfer by any person or entity comprising Landlord of such person’s or entity’s entire interest in this Lease, such person or entity (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided, however, that (i) any successor assumes all of the covenants and obligations of Landlord in writing that arise following the transfer of the Project to such successor, and (ii) any funds in the hands of such person or entity or the then transferor at the time of such transfer, in which Tenant has an interest shall be turned over to the transferee and if the entire interest of Landlord is the subject of the transfer then any amount then due and payable to Tenant by Landlord or the then transferor under any provision of this Lease shall be paid to Tenant It is intended hereby that the covenants and obligations contained in this Lease to be performed on the part of Landlord shall, subject as aforesaid, shall be binding on each Landlord, its successors and assigns, only during its period of ownership.
H.Successors and Assigns:
Subject to the provisions this Section 18, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all Parties hereto; and all parties hereto comprising Tenant shall be jointly and severally liable hereunder.
I.Sublease Requirements:
With respect to any permitted sublet of the Premises by Tenant to an approved Subtenant (“Subtenant”), the sublet transaction shall be evidenced by a written sublease between Tenant and Subtenant (the “Sublease”). The Sublease shall comply with the following requirements: (i) The form of the Sublease and the terms and conditions thereof shall be subject to Landlord’s approval which shall not be withheld, conditioned or delayed unreasonably; (ii) The Sublease shall provide that it is subject to and shall incorporate by reference all of the terms and conditions of this Lease, except those terms and conditions relating to Rent, additional rent, and any other amount due under this Lease; (iii) The Sublease shall provide that the Subtenant shall have no right to exercise any option or other right granted to Tenant in this Lease; (iv) The Sublease shall contain a waiver of subrogation against Landlord for any occurrence that would be covered under the property insurance policy that Tenant is required to or does carry under or with respect to this Lease and shall require Subtenant’s property insurance policies to acknowledge such waiver of subrogation, and Landlord shall agree that the waiver of subrogation is a three-party agreement among Landlord, Tenant and the Subtenant; (v) The Sublease shall provide that all requirements of the Lease applicable to subleases shall be applicable to sub-subleases; (vi) The Sublease shall require Subtenant, acting through Tenant, to obtain Landlord’s prior written approval, to any alteration to the Premises to the same extent Tenant is required by this Lease to obtain such consent; (vii) The Sublease shall require Subtenant to send Landlord copies of any and all notices concerning the Premises that Subtenant is obligated to provide to Tenant and Tenant to send Landlord copies of any and all notices concerning the Premises that Tenant is obligated to provide to Subtenant; (viii) The Sublease shall provide that, at Landlord’s option, the Sublease shall not terminate in the event that this Lease terminates and shall require Subtenant to execute an attornment agreement if Landlord, in its sole and absolute discretion, shall elect to have the Sublease continue beyond the date of termination of this Lease as a direct lease between Landlord and the Subtenant (provided however that in no event shall Landlord be liable for any default under the Sublease occurring prior to such attornment); and (ix) The Sublease shall require the Subtenant to agree that on receipt of notice from Landlord that Tenant has defaulted, Subtenant shall pay all sums due under the Sublease to Landlord.
20.OPTION TO EXTEND AND EXPAND:
A.Grant and Exercise of Option:
Landlord grants to Tenant, subject to the terms and conditions set forth in this Article 19 two (2) options (each an “Option” and collectively the “Options”) to extend the Lease Term for an additional term (each an “Option Term”). Each Option Term shall be for a period of five (5) years and shall be exercised, if at all, by written notice to Landlord no earlier than fifteen (15) months prior to the date the Lease Term would expire but for such exercise but no later than twelve (12) months prior to the date the
Lease Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises an Option, all of the terms, covenants and conditions of this Lease shall apply except for the grant of additional Options pursuant to this Article 19 and rights with respect to the lease of additional space within the 2315 Building pursuant to Sections 19.E and 19.F below and except for tenant improvements, improvement allowances or relocation allowances, free rent or other leasing concessions and inducements, and provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the Fair Market Rental as hereinafter defined, without taking into consideration the Base Monthly Rent paid by Tenant during the last year of the initial Lease Term or the first Option Term, as applicable. Notwithstanding anything herein to the contrary, (i) if Tenant is in monetary or material non-monetary default, beyond applicable notice and cure periods, under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, or (ii) so long as Tenant has a net worth at the time of exercising the Option sufficient, in Landlord’s reasonable judgment, to permit Tenant to perform the obligations under this Lease for the Option Term, then Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 19.A. As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon rental rates being charged in comparable buildings in the same real estate submarket area as the Project for space of comparable size and condition to the Premises, taking into consideration all relevant factors, including, without limitation, such factors as credit-worthiness of the Tenant, the duration of the term, any rental or other concessions granted, whether a broker’s commission or finder’s fee will be paid, responsibility for Operating Expenses, and the tenant improvement allowance, if any, required for an extended term
B.Determination of Fair Market Rental:
If Tenant exercises an Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the date of exercise. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after delivery to Tenant of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 19.C below. If Tenant does not timely send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental shall be deemed rejected by Tenant. If Tenant elects, or is deemed to have elected, to resolve the disagreement as provided in Section 19.C below and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent in effect immediately before the start of the Option Term (without regard to temporary reductions or abatements then in effect. If the Fair Market Rental as finally determined pursuant to Section 19.C is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the actual Base Monthly Rent due as so determined in this Article 19 within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 19.C is less than Landlord’s determination, the difference between the amount paid by Tenant and the actual Base Monthly Rent due as so determined pursuant to this Article 19 shall be credited against the next installments of Base Monthly Rent due from Tenant to Landlord hereunder.
C.Resolution of a Disagreement over the Fair Market Rental:
Any disagreement regarding Fair Market Rental shall be resolved as follows: Within thirty (30) days after Tenant’s response to Landlord’s notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement. If within the 30-day consultation period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two (2) appraisals so submitted differ by less than ten percent (10%) of the higher appraisal, the average of the two shall be deemed as Fair Market Rental. If the two (2) appraisals differ by ten percent (10%) or more of the higher appraisal, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after this selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two (2) previous appraisals and the result shall be Fair Market Rental, or if it is exactly in the middle of the two (2) previous appraisals (i.e. not any closer to one than it is to the other) the third appraisal shall be the Fair Market Rental. All appraisers specified pursuant to this Section 19.C shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.
D.Personal to Tenant:
All Options and other rights provided to Tenant under this Article 19 (including, but not limited to, the Right of First Refusal and the

Expansion Right) are (i) personal and granted solely to Astera Labs, Inc. and any Permitted Assignee, (ii) not exercisable by any other person or entity other than a Permitted Assignee whether or not a Transfer has occurred unless Landlord consents to permit exercise of any Option by any assignee or subtenant in Landlord’s sole and absolute discretion, and (iii) not exercisable by Tenant during any period in which Tenant is subleasing more than thirty-three percent (33%) of the rentable square footage of the Premises. In the event Tenant has multiple options to extend this Lease, a later Option to extend the Lease cannot be exercised unless the prior Option has been properly exercised and the Option Term for that exercised prior Option has commenced. All Options provided to Tenant in this Lease shall terminate upon the expiration or sooner termination of this Lease and shall not apply during any holdover period.
E.Right of First Refusal:
Provided no default, beyond applicable notice and cure periods, then exists, Tenant shall have a right of first refusal (the “Right of First Refusal”) commencing on the date hereof and continuing for the first thirty-six (36) months of the Initial Term to lease any space within the remainder of the 2315 Building as to which Landlord receives a bona fide written offer from an unaffiliated third party tenant which Landlord desires to accept (such space being the “Offered Space”), subject to all the terms and conditions of this Section 19.E. If Landlord receives a term sheet, letter of intent or similar document from a prospective tenant (or its affiliate or broker) (a “Lease Offer”) which Landlord desires to accept for the lease of space within the Offered Space setting forth the space to be leased, the economic terms (meaning for the purposes of this Section 19.E monthly rent, monthly rent escalations, tenant improvement allowance (if any), free rent (if any)), and length of initial lease term (including any options to renew or extend), then Landlord agrees to deliver a copy of the Lease Offer to Tenant together with written notice to Tenant tendering the same to Tenant in accordance with this paragraph (the “Lease Notice”), subject to this Section 19.E below;
provided, however, if Tenant exercises the Right of First Refusal, the Termination Date and the initial Lease Term shall be automatically extended to the date that is sixty (60) months from the commencement date of Tenant’s lease of the Offered Space if such date is after the original Termination Date (which is ninety (90) months following the Commencement Date). For example, if Tenant exercised the Right of First Refusal and the commencement date of the Offered Space is forty-two (42) months after the original Commencement Date, then the Expiration Date would be extended to one hundred two (102) months after the original Commencement Date. If Tenant exercised the Right of First Refusal and the commencement date of the Offered Space is twenty-five (25) months after the original Commencement Date, then the Expiration Date would not change, since adding sixty (60) months to the twenty-fifth (25th) month would be earlier than the original Expiration Date.
Not later than seven (7) business days after delivery of the Lease Offer and Lease Notice to Tenant, Tenant shall have the right to accept the offer by written notice delivered to Landlord within this seven (7) business day period. If Tenant does not respond to Landlord in writing within said seven (7) business day period, Tenant shall be deemed to have rejected Landlord’s Lease Offer, and Landlord shall have the right to lease the Offered Space to the proposed tenant or any affiliate of the proposed tenant for a six (6) month period following such seven (7) business day period at rents and other economics that are not less than ninety percent (90%) of the rents and other economics offered to Tenant and on such other terms and conditions acceptable to Landlord in Landlord’s sole and absolute discretion, free of Tenant’s rights under this Section 19.E, and upon Landlord entering into such lease Tenant’s rights under this paragraph with respect to the Offered Space shall not be subject to revival until such time as such Offered Space once again becomes available for lease. If Landlord wishes to lease the Offered Space to the proposed tenant or any affiliate of the proposed tenant on rents and other economics that are less than ninety percent (90%) of the rents and other economics offered to

Tenant or to another party or after such six (6) month period, then Landlord must first deliver another Lease Notice to Tenant and deliver to Tenant a copy of the Lease Offer reflecting the new economic terms, and Tenant shall respond to such additional Lease Notice in the time and manner provided for in this Section 19.E. If Tenant accepts Landlord’s offer in writing within the required seven (7) business day period, an amendment to this Lease shall be prepared by Landlord setting forth the terms in the Lease Notice as modified by this Section 19.E, but otherwise containing the same terms and conditions of this Lease, except to the extent inconsistent with the Lease Notice and except that this Section 19.E shall not be included in the amendment to this Lease and the Security Deposit shall be increased to the amount of the Base Monthly Rent for the last full calendar month of the Lease Term as increased with the addition of the Offer Space to the Premises. Each amendment to this Lease for space within the Offered Space which is entered into between Landlord and Tenant pursuant to this Section 19.E is referred to in this Lease as a “Lease Amendment”, and collectively the “Lease Amendments.” The Lease Amendments presented to Tenant for the Offered Space shall be consistent with the terms of this Section 19.E and shall be promptly signed by both Parties.
F.Expansion Right:
Provided no default, beyond applicable notice and cure periods, then exists, commencing on the date hereof and continuing for the first twenty-four (24) months of the Initial Term (the “Expansion Period”), Tenant shall have an ongoing right (the “Expansion Right”) to expand the Premises to include all of the remainder of the 2315 Building (the “Expansion Space”), but not a portion of the Expansion Space. Tenant shall exercise the Expansion Right, if at all, by delivering written notice to Landlord (the “Expansion Notice”) specifying the date Tenant intends to lease the Expansion Space; provided such date shall be no less than three (3) months following Landlord’s receipt of the Expansion Notice, time being of the essence for the giving of such notice. Tenant’s failure to so deliver the
Expansion Notice during the Expansion Period shall conclusively be deemed Tenant’s election not to exercise the Expansion Right, and, in such event, the Expansion Right shall expire and terminate without further force or effect and Landlord may lease all or a portion of the Expansion Space to third parties on such terms as Landlord may elect, subject to Section 19.E. If Tenant timely exercises the Expansion Right, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Expansion Space is to be included as part of the Premises, on all of the terms, covenants and conditions of this Lease except for (i) the Security Deposit shall be increased to the amount of the Base Monthly Rent for the last full calendar month of the Lease Term as increased with the addition of the Expansion Space to the Premises, (ii) the Right of First Refusal in Section 19.E shall terminate and Tenant shall have no right to exercise the Right of First Refusal pursuant to Section 19.E, (iii) tenant improvements or improvement allowances for the Expansion Space shall be prorated based on the remaining term of the initial Lease Term, and (iv) the Base Monthly Rent for the Expansion Space shall not be abated during the Abated Rent Period.
21.GENERAL PROVISIONS:
A.Attorney’s Fees:
In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney’s fees and costs incurred in connection with such proceeding, including the expense of expert witnesses, depositions and court testimony. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney’s fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

B.Authority of Parties:
If Tenant is a corporation, partnership or other entity, Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that Tenant is duly formed and in good standing, that each individual signing this Lease is duly authorized to execute and deliver this Lease on behalf of Tenant and to bind Tenant to this Lease in accordance with Tenant’s governing documents, and that this Lease is binding upon Tenant in accordance with its terms. At Landlord’s request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, of the authorizations described in this Section 20.B. If Landlord is a corporation, partnership or other entity, Landlord and each individual signing this Lease on behalf of Landlord represents and warrants that Landlord is duly formed and in good standing, that each individual signing this Lease is duly authorized to execute and deliver this Lease on behalf of Landlord and to bind Landlord to this Lease in accordance with Landlord’s governing documents, and that this Lease is binding upon Landlord in accordance with its terms.
C.Brokers:
Tenant represents it has not utilized or contacted a real estate broker or finder with respect to this Lease other than CBRE, Inc. and Tenant agrees to indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys’ fees) asserted by any other broker or finder claiming through Tenant or suffered or incurred by Landlord as the result of Tenant’s breach of its representation in this paragraph above. Landlord represents it has not utilized or contacted a real estate broker or finder with respect to this Lease other than CBRE, Inc. and Landlord agrees to indemnify, defend with counsel reasonably acceptable to Tenant and hold Tenant harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys’ fees) asserted by any other broker or finder claiming through Landlord or suffered or incurred by Tenant as the result of Landlord’s breach of its representation in this paragraph above. Landlord shall pay to CBRE, Inc. a leasing commission for this Lease pursuant to a written agreement between Landlord and CBRE, Inc.
D.Choice of Law:
This Lease shall be governed by and construed in accordance with California law, without regard to choice of law principles. Venue for all court proceedings or alternative forms of dispute resolution proceedings shall be Santa Clara County, California.
E.INTENTIONALLY OMITTED.

F.Entire Agreement:
This Lease and the exhibits attached hereto contain all of the agreements and conditions made between the Parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.
G.Entry by Landlord:
Upon at least twenty-four (24) hours’ prior notice to Tenant (except in case of emergency, where no prior notice shall be required) and subject to Tenant’s reasonable security regulations, Tenant shall permit Landlord and Landlord’s agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) intentionally omitted; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non-responsibility for any construction, alteration or repair thereof, as required or permitted by any Law, and (vi) placing “For Sale” signs, and showing the Premises to Landlord’s existing or potential successors, purchasers and lenders. Tenant shall permit Landlord and Landlord’s agents, at any time within twelve (12) months prior to the Expiration Date (or at any time during the Lease Term that Tenant is in default, beyond applicable notice and cure periods hereunder), to place upon the Premises “For Lease” signs, and during the last twelve (12) months of the Lease Term, to exhibit the Premises to real estate brokers and prospective tenants at reasonable hours. At any time when Tenant does not rent all rentable space in the Project, and at any time within twelve (12) months prior to the Expiration Date (or at any time during the Lease Term that Tenant is in default, beyond applicable notice and cure periods hereunder) if Tenant does rent all rentable space in the Project, Landlord shall have the right to place “For Lease” signs within the exterior Common Area, including signage for the lease of the portion of 2315 Building which Tenant is not initially leasing pursuant to this Lease.
H.Estoppel Certificates:
At any time during the Lease Term, Tenant shall, within ten (10) business days following written notice from Landlord, execute and deliver to Landlord a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on Landlord’s part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Landlord may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord’s interest in the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance. Tenant agrees to provide, within five (5) days after Landlord’s request, Tenant’s most recent three (3) years of audited financial statements for Landlord’s use in financing or sale of the Premises or Landlord’s interest therein; provided, however, that the foregoing shall not apply at any time that Tenant is a public company whose shares are traded over any Public Exchange.
I.Exhibits:
All exhibits referred to are attached to this Lease and incorporated by reference.
J.Interest:
All rent due hereunder, if not paid when due, shall bear interest at the Agreed Interest Rate. This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord.
K.Modifications Required by Lender:
If any lender of Landlord or ground lessor of the Premises requires a modification of this Lease that will not increase Tenant’s cost or expense or change Tenant’s rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents are required and deliver them to Landlord within ten (10) business days after receipt of written request.
L.No Presumption Against Drafter:
Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.
M.Notices:
All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail return receipt required, by nationally recognized overnight courier, or by personal delivery addressed to the party to be notified at the address for such party specified in Section 1 above of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party; provided that such other address shall not be a P.O. Box or other address to which personal service or overnight courier delivery cannot be effectuated. When this Lease requires service of a notice, that notice shall be deemed to constitute and satisfy the requirements of any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute.
N.Property Management:
In addition, Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of three percent (3%) of the Base Monthly Rent.
O.Rent:
All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as “additional rent”, shall be deemed as rent (Base Monthly Rent, all additional rent and all other sums payable by Tenant hereunder shall be referred to as “Rent”).
P.Representations:
Except for the provisions of this Lease, Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or Project or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.
Q.Rights and Remedies:
Subject to Section 14 above, all rights and remedies hereunder are cumulative and not alternative to the extent permitted by Laws, and are in addition to all other rights and remedies in law and in equity.
R.Severability:
If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.
S.Submission of Lease:
Submission of this document for examination or signature by the Parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

T.Subordination:
This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within ten (10) business days after receipt of written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all commercially reasonable documents or instruments, in the form presented to Tenant, which Landlord or Holder reasonably deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Project or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that with respect to such Encumbrances created after the Effective Date, in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder shall agree in writing pursuant to a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”), to recognize Tenant’s rights under this Lease as long as Tenant is not then in default, beyond applicable notice and cure periods, and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) business days after receipt of Landlord’s written request, Tenant shall execute any documents in the form required by the preceding sentence that Landlord or the Holder reasonably deems necessary to make this Lease subordinate to any lien of the Encumbrance. Notwithstanding anything to the contrary in this Section 20.T, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance.
Also notwithstanding anything to the contrary contained in this Section 20.T., Tenant’s obligations under this Lease are conditioned upon Landlord obtaining from the current Holder, at Tenant’s cost, within forty-five (45) days after the date on which Landlord executes this Lease, a form of SNDA reasonably acceptable to Tenant providing for the recognition of Tenant’s rights, interests and options under this Lease in the event of a foreclosure, deed given in lieu of foreclosure or sale under the existing Encumbrance so long as Tenant is not in default, beyond applicable notice and cure periods, pursuant to this Lease, except the current Holder shall have no obligation to fund the Work Allowances or construct the Tenant Improvements (the “Landlord Improvement Obligations”), unless Holder agrees in the SNDA to assume the Landlord Improvement Obligations if Holder takes title to the Project.
U.Survival of Indemnities:
All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.
V.Time:
Time is of the essence hereunder.
W.Transportation Demand Management Programs:
Should a government agency or municipality require Landlord to institute TDM (Transportation Demand Management) facilities and/or programs, Tenant agrees that the cost of TDM imposed facilities and programs required specifically on the Premises (as opposed to for the Project generally), including but not limited to employee showers, lockers, cafeteria, or lunchroom facilities, shall be paid by Tenant. Further, any ongoing costs or expenses associated with a TDM program which are required specifically for the Premises and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such costs being included as additional rent and reimbursed to Landlord by Tenant within thirty (30) days receipt of written demand. If TDM facilities and programs are instituted on a Project wide basis, Tenant shall pay Tenant’s Allocable Share of such costs in accordance with Section 9.E above.
X.Waiver of Right to Jury Trial:
To the extent then authorized by Laws as of the time of any actual litigation between them and to the extent not already encompassed within the various agreements to arbitrate otherwise contained herein, and as an alternative to arbitration should arbitration for any reason not be enforced, to the fullest extent allowed by Laws, Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.
Y.General:
The captions and section headings of this Lease are for convenience of reference only, and shall not be used to limit, extend or interpret the meaning of any part of this Lease. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signatures and initials to this Lease created by the signer by electronic means (i.e., DocuSign, Adobe Sign) and/or transmitted in PDF format or other electronic transmission shall be valid and effective to bind such signing party. Each party agrees to promptly deliver an execution original to this Lease with its actual signature and initials to the other party, but a failure to do so shall not affect the enforceability of this Lease, it being expressly agreed that each party to this Lease shall be bound by its own electronically created and/or electronically transmitted signature and initials and shall accept the electronically created and/or telecopied or electronically transmitted signature and initials of the other party to this Lease. All agreements by Tenant contained in this Lease, whether expressed as covenants or conditions, shall be construed to be both covenants and conditions, conferring upon Landlord, in the event of a default thereof beyond applicable notice and cure periods, the right to terminate this Lease.
    Y.    Force Majeure:
Any prevention, delay, stoppage or inability to perform Landlord’s or Tenant’s obligations hereunder due to any of the following (each a “Force Majeure Event”) shall extend by a period equal to the period of any said prevention, delay, stoppage or inability to perform: strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuel or reasonable substitutes therefor, governmental restrictions, regulations, controls, civil commotion, terrorist act, fire, epidemic, pandemic or other act of God, and other causes beyond the reasonable control of Landlord or Tenant; provided that, a Force Majeure Event shall not extend the due date of any Rent or other payments that either party are required to pay to the other party under this Lease.
    Z.    Tenant’s Access.
Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days a year.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord:
SI 37, LLC,
a California limited liability company

By:    Sobrato Interests 3,
a California limited partnership
Its:    Sole Member

By:    Sobrato Development Companies, LLC, a California limited liability company
Its:    General Partner

By:________________________
John Michael Sobrato
Its:    Manager

Tenant: Astera Labs, Inc., a Delaware corporation By: Name: Its:

EXHIBIT “A” – Premises and Project

EXHIBIT “B” – Initial Scope of Tenant Improvements
The Tenant Improvements shall include the Tenant Improvements for 2345 Building and 2315 Building as shown on the preliminary plans attached hereto as Exhibit “B-1” and as set forth in the additional build-out details attached hereto as Exhibit “B-2”:

EXHIBIT “B-1” – Preliminary Plans for Tenant Improvements to 2345 Building and 2315 Building

Cafeteria
Lab
Kitchen & Serving Area
Loading
Gym
Lobby & Interview Rooms
Customer Staging & Demo Room
Storage & Staging
Training/ Allhands
EBC / Conference
2345-1

ESD
FLOOR
Lab
Lab
ESD
FLOOR
ESD
FLOOR
OPEN TO BELOW
OPEN TO BELOW
2345-2

Collaboration Area
Collaboration Area & Phone Booths
BALCONY
Board Room
Board Room Prep
2345-3

Collaboration Area
DOWN
RAISED FLOOR DATA CENTER WITH RACKS
Collaboration Area & Phone Booths
OPEN TO BELOW
2345-4

Break Room
Collaboration Area
Conference Rooms
Collaboration Area
Conference Rooms
2315-1

EXHIBIT “B-2” – Tenant’s Additional Build-out Details
•General build considerations:
oFull-height walls & insulation between rooms to reduce noise transfer
oTitle 24 upgrades in all occupied spaces
oESD tile floor in all areas designated as lab space, either new or existing
oNew paint & carpet in all areas without market ready improvements
oUpdated restroom fit & finish in all floors to match market ready condition in 2315, floor 1
oFloor core power to all designated workstation areas
•Floor Programming:
o2345-1
Reception with connected interview rooms
EBC and product demo space
Divisible training space
Gym
Cafeteria can remain; can close or KD food prep area
Large bench lab on NW side of floor with ESD floor tile, electrical & cooling distribution
Shipping & receiving space connected to loading dock
Storage area with fenced partitions adjacent to shipping & receiving
o2345-2
Preserve existing lab space
Add ESD tile floor to remaining carpeted areas & rooms
o2345-3
Board room + attached storage and/or food prep & pass through to be created using conference rooms adjacent to patio
Removal of approximately 1/3 of private offices along windows to allow more natural light and space for cubicles
Target capacity of up to 200 workstations based on 4' x 6' cubicle footprint; open to alternatives
Partially separated seating areas for leadership, HR, and Legal teams
o2345-4
Removal of approximately 1/3 of private offices along windows to allow more natural light and space for cubicles
Target capacity of up to 200 workstations based on 4' x 6' cubicle footprint; open to alternatives
o2315-1
Add break area in corner
Add conference rooms along interior walls
Fit & finish to match market-ready improvements on 2nd floor of 2315
Target capacity of up to 100 workstations based on 4' x 6' cubicle footprint; open to alternatives
o2315-4

Removal of (4) interior office walls along NW side to create larger conference rooms
Workstations & collaboration area density to match 2345 floors 3 & 4

EXHIBIT “C” - Tenant Improvement Plans and Specifications
(sheet references to be attached)

EXHIBIT “D” – Form of Acceptance Agreement
ACCEPTANCE AGREEMENT
This Acceptance Agreement is being provided pursuant to that certain Lease dated as of December ___, 2023 (the “Lease”), by and between SI 37, LLC, a California limited liability company (“Landlord”), and ASTERA LABS, INC., a Delaware corporation (“Tenant”). The parties to the Lease desire to confirm the following:
1.    The Lease Commencement Date is _____________, 2025.
2.    The initial Term of the Lease shall expire on _______________, 202___.
3.    The Base Monthly Rent schedule shall be as follows:

Time Period	Base Monthly Rent
__/__/25 through __/__/26	$385,577.50
__/1/26 through __/__/27	$397,144.83
__/1/27 through __/__/28	$409,059.17
__/1/28 through __/__/29	$421,330.95
__/1/29 through __/__/30	$433,970.87
__/1/30 through __/__/31*	$446,990.00
__/1/31 through __/__/32	$460,399.70
__/1/31 through __/__/33	$474,211.69

*Notwithstanding the foregoing, if Tenant is not then in default under this Lease beyond the applicable notice and cure periods, then the Base Monthly Rent for the original Premises (not any expansion of the Premises) shall be abated for the period from __/1/30__ to __/__/__.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Acceptance Agreement on ___________________, 202___.

Landlord:		Tenant:
SI 37, LLC,		ASTERA LABS, INC.,
a California limited liability company		a Delaware corporation
By: Its:	Sobrato Interests 3, a California limited partnership Sole Member	By: Its:

By: Sobrato Development Companies, LLC, a California limited liability company
Its: General Partner

By:
John Michael Sobrato Manager

EXHIBIT “E” – Base Monthly Rent Chart

Time Period	Total Base Monthly Rent for entire Premises	Base Monthly Rent for 2345 Building	Base Monthly Rent for 2315 Building Premises	Base Monthly rent for Horn House	Monthly Rental Rate per Rentable Square Foot
Months 1-12	$385,577.50	$276,855.00	$102,447.50	$6,275.00	$2.50
Months 13-24	$397,144.83	$285,160.65	$105,520.93	$6,463.25	$2.58
Months 25-36	$409,059.17	$293,715.47	$108,686.55	$6,657.15	$2.65
Months 37-48	$421,330.95	$302,526.93	$111,947.16	$6,856.86	$2.73
Months 49-60	$433,970.87	$311,602.74	$115,305.57	$7,062.56	$2.81
Months 61-72*	$446,990.00	$320,950.84	$118,764.73	$7,274.43	$2.90
Months 73-84	$460,399.70	$330,579.35	$122,327.67	$7,492.68	$2.99
Months 85-90**	$474,211.69	$340,496.73	$125,997.50	$7,717.46	$3.07

*Notwithstanding the foregoing, if Tenant is not then in default under this Lease beyond the applicable notice and cure periods, then the Base Monthly Rent for the original Premises shall be abated for Months 61-66 of the Lease Term (the “Abated Rent Period”). The Base Monthly Rent shall not be abated during the Abated Rent Period for any additional space added as part of the Premises pursuant to Tenant’s exercise of the Right of First Refusal in Section 19.E.
**If Tenant exercises the Right of First Refusal in Section 19.E and the initial Lease Term is extended beyond ninety (90) months, then the Base Monthly Rent shall continue to increase on each anniversary of the Commencement Date by three percent (3%).
Option Term Rent: the Fair Market Rental
(Section 19)
Holdover After Lease Expiration:
Month to month tenancy, at one hundred fifty percent (150%) of the Base Monthly Rent for the month preceding expiration or sooner termination of this Lease (without regard to temporary abatements or reductions).
(Section 7.D)